Exhibit 2.1

EXECUTION VERSION

Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain information contained in this document, marked by brackets as [**], has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. In addition, pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

STOCK PURCHASE AGREEMENT

by and among

SURGALIGN HOLDINGS, INC.,

ROBOTICINE, INC,

HOLO SURGICAL S.A.,

PAWEL LEWICKI

and

KRZYSZTOF SIEMIONOW

September 29, 2020

i

3.19	Material Suppliers	46
3.20	Brokers’ Fees	46
3.21	Compliance with Anti-Corruption Laws; Absence of Certain Payments; Export Control and Trade	46
3.22	Regulatory Matters	47
3.23	Healthcare Compliance	47
3.24	Title, Condition and Sufficiency of Assets	49
3.25	Data Protection and Privacy	49
3.26	Investment Representations	51
No Other Representations or Warranties		52

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF BUYER

4.01	Existence and Good Standing	52
4.02	Authority; Enforceability	52
4.03	No Violations; Consents	52
4.04	Capitalization	53
4.05	Subsidiaries	54
4.06	Legal Proceedings	55
4.07	SEC Filings and Financial Statements	55
4.08	Legal Requirements	56
4.09	Securities Act	56
4.10	Brokers’ Fees	56
4.11	Solvency	56
No Other Representations or Warranties		56

	ARTICLE V

	COVENANTS OF THE SELLER GROUP MEMBERS PRIOR TO THE CLOSING

5.01	Conduct of the Business	56
5.02	Access to Books and Records	58
5.03	Efforts to Consummate	58
5.04	Exclusive Dealing	59
5.05	Notification	59
5.06	Regulation S-X	59
5.07	Assignments	59
5.08	280G Approvals	60
5.09	Polish Certificates	60

	ARTICLE VI

	COVENANTS OF BUYER PRIOR TO THE CLOSING

6.01	Notification	60
6.02	Efforts to Consummate	60

	ARTICLE VII

	COVENANTS OF PARTIES PRIOR TO THE CLOSING

7.01	Regulatory Filings	61

	ARTICLE VIII

	CONDITIONS TO CLOSING

8.01	Conditions to Buyer’s Obligations	62
8.02	Conditions to Seller’s Obligations	63

	ARTICLE IX

	INDEMNIFICATION

9.01	Survival	64
9.02	Indemnification	65
9.03	Limitations	66
9.04	Determination of Amount	67
9.05	Claim Procedures	67
9.06	Tax Treatment of Indemnification Claims	69
9.07	Exclusive Remedy	70

	ARTICLE X

	TERMINATION

10.01	Termination	70
10.02	Effect of Termination	71

	ARTICLE XI

	ADDITIONAL COVENANTS

11.01	Tax Matters	71
11.02	Confidentiality	75
11.03	Agreement Not To Compete	76
11.04	Release	77
11.05	Leases	77
11.06	Transaction Bonus Agreement	77
11.07	Change in Name	77

	ARTICLE XII

	MISCELLANEOUS

12.01	Press Releases and Public Announcements	78
12.02	Expenses	78
12.03	Transfer Taxes	78
12.04	Notices	78
12.05	Succession and Assignment	79
12.06	Severability	79
12.07	References	79
12.08	Construction	80
12.09	Amendment and Waiver	80
12.10	Entire Agreement	80
12.11	Parties in Interest	80
12.12	Waiver of Trial by Jury	81
12.13	Delivery by Facsimile or Email	81
12.14	Counterparts	81
12.15	Governing Law	81
12.16	Jurisdiction	81
12.17	Remedies Cumulative	82
12.18	Specific Performance	82
12.19	Further Assurances	82
12.20	Disclosure Schedules	82

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2020, is made by and among Surgalign Holdings, Inc., a Delaware corporation (“Buyer”), Roboticine, Inc, a Delaware corporation (“Seller”), Holo Surgical S.A., a Polish joint-stock company (“Holo S.A.”), Pawel Lewicki, PhD (“Lewicki”) and Krzysztof Siemionow, MD, PhD (“Siemionow”). Buyer, the Company and Seller will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.0001, of Holo Surgical Inc., a Delaware corporation (the “Company”);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires sell to Buyer, all of the Shares; and

WHEREAS, Lewicki and Siemionow, collectively, directly or indirectly own all of the issued and outstanding equity interests in the Seller and will accordingly receive a substantial benefit from the Transactions (as defined below); and

WHEREAS, Siemionow and Luciano are executing the Employment Agreements, which are to be effective on the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“280G Approval” has the meaning specified in Section 5.08.

[**]

“[**] Earnout Consideration” means $10,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

“Acquisition” has the meaning specified in Section 2.01.

“Acquisition Transaction” has the meaning specified in Section 5.04.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

[**]

“[**] Earnout Consideration” means $10,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**]); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

“Basket Amount” has the meaning specified in Section 9.03(a).

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Capitalization Date” has the meaning specified in Section 4.04(a).

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Earnout VWAP” means, with respect to a Milestone Date, the volume weighted average price of the Buyer Common Stock on the Nasdaq Stock Market (or, if the Nasdaq Stock Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) for a five (5) day trading period commencing on the opening of trading on the third trading day following such Milestone Date (the “Determination Period”), as reported by Bloomberg.

If the foregoing does not apply with respect to a Milestone Date, the Buyer Earnout VWAP shall mean, with respect to a Milestone Date, the volume weighted average price of the Buyer Common Stock in the over-the-counter market on the electronic bulletin board for such security during the Determination Period, as reported by Bloomberg, or, if no volume weighted average price is reported for such security by Bloomberg for such Determination Period, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. at the expiration of the Determination Period. If the Buyer Earnout VWAP cannot be calculated for the Buyer Common Stock on any of the foregoing bases, the Buyer Earnout VWAP of the Buyer Common Stock shall be the fair market value as determined by the board of directors of Buyer in the exercise of its good faith judgment as of the expiration of the Determination Period.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 4.01, 4.02, 4.03(a)(i) and 4.10.

“Buyer Group Member” means Buyer and each of its direct and indirect Subsidiaries.

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Buyer’s current and future Affiliates (including following the Closing, the Group Companies); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that Seller shall not be deemed to be a “Buyer Indemnitee.”

“Buyer Material Adverse Effect” means any event, change, occurrence, fact, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, other than any event, change, occurrence, fact, development or effect to the extent arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which Buyer or its Subsidiaries operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency, including, for the avoidance of doubt, COVID-19 or other pandemics or epidemics) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, including, for the avoidance of doubt, COVID-19 or other pandemics or epidemics; (iv) changes in any applicable accounting regulations or principles; (v) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period; or (vi) any changes in the trading price of Buyer Common Stock; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Buyer and its Subsidiaries, taken as a whole, relative to other companies operating in the in the industries in which Buyer and its Subsidiaries operate).

“Buyer Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.

“Buyer Restricted Stock Award” means each compensatory restricted stock award with respect to shares of Buyer Common Stock.

“Buyer Restricted Stock Unit Award” means each restricted stock unit award with respect to shares of Buyer Common Stock.

“Buyer Sale” means any one of the following, whether in one or a series of transactions, directly or indirectly: (i) the consummation of a merger or consolidation of Buyer with or into another Person (except a merger or consolidation in which Buyer is the surviving or resulting Person); (ii) a sale, transfer or other disposition of all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis, except where such sale, transfer or other disposition is to a direct or indirect wholly owned Subsidiary of Buyer; or (iii) a sale, transfer or other disposition of the Group Companies or all or substantially all of the assets of the Group Companies on a consolidated basis, except where such sale, transfer or other disposition is to a direct or indirect wholly owned Subsidiary of Buyer.

“Buyer SEC Reports” has the meaning specified in Section 4.07(a).

“Buyer Stock Option” means each compensatory option to purchase shares of Buyer Common Stock.

“Buyer Transaction Expense” means a Transaction Expense which Buyer obligated to pay.

“Buyer’s Representatives” has the meaning specified in Section 5.02.

[**]

“[**] Earnout Consideration” means $10,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Release” means, with respect to any product or service, the date of the first bona fide commercial sale or commercial license of such product or service by the Company or its Subsidiaries to an unaffiliated third party. A sale or license for clinical trial, research, development, test marketing, sampling or promotional purposes, or any sale or license prior to [**] or [**], as applicable, will not be considered a “commercial sale” or “commercial license” for purposes of this definition.

“Company” has the meaning specified in the recitals of this Agreement.

“Company Closing Certificate” has the meaning specified in Section 8.01(i).

“Company Data” means all confidential data, information, and data compilations contained in the Information Technology Systems or any databases of any Group Company that are used by, or necessary to the business of, the Group Companies.

“Company Employee Benefit Plan” means each employee benefit plan, including each retirement, welfare, equity and equity-based, severance, retention, employment, independent contractor, individual consulting, change-of-control, bonus, commission, incentive, deferred compensation, pension, employee loan, fringe benefit, and other benefit or compensation plan, agreement, program, practice, arrangement, or policy, whether written or unwritten, sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former officer, employee, director, independent contractor or other service provider, or beneficiary or dependent thereof, of the Group Companies, to which a Group Company is a party, or for which any of the Group Companies have or could reasonably be expected to have any liability.

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Group” means any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included a Group Company or any direct or indirect predecessor of a Group Company.

“Company Patent Rights” has the meaning specified in Section 3.10(b).

“Company Privacy Policy” means each external or internal privacy policy, representation, obligation or promise of any Group Company that relates to: (a) privacy, data security or data protection; (b) the Processing of any Personal Data; and (c) any employee information.

“Company Source Code” has the meaning specified in Section 3.10(n).

“Company Transaction Expense” means a Transaction Expense which any Group Company is obligated to pay and which remains unpaid as of the Closing.

“Competing Business” means the business and activities of computer-assisted surgery, augmented reality and/or machine learning, in each case solely as applied to medical and/or surgical procedures that are (a) within the Group Companies’ platform and/or (b) within the categories of spine surgery, neurosurgery, orthopedic surgery and/or general surgery.

“Confidentiality Agreement” means that certain Amended and Restated Nondisclosure Agreement, dated as of July 30, 2020, between Surgalign Spine Technologies, Inc. and the Company.

“Contract” means any written or oral agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture, invoice, purchase order or other similar instrument or obligation to which the party in question is a party.

“Damages” means any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that Damages shall not include punitive damages, except to the extent payable by a Buyer Indemnitee to a third party.

“Data Breach” means the unauthorized Processing of Personal Data or Trade Secrets, unauthorized access to Information Technology Systems, or any other data security incident requiring notification to impacted Persons, Governmental Entities or regulators under Data Protection Requirements.

“Data Protection Requirements” means any and all applicable data protection and privacy Legal Requirements, industry requirements and Contracts in force from time to time in those parts of the world in which a Group Company is established, operates or processes Personal Data (either directly or via a third party), and all implementing regulations to the extent applicable to any Group Company including not limited to (i) the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Legal Requirements the privacy or security of health or medical information, including biometric information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and HITECH implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E (the “Privacy Rule”), the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C (the “Security Rule”), Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D (the “Breach Notification Rule”), and the Standards for Electronic Transactions and Code Sets, codified at 45 C.F.R. Parts 160 and 162; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); Legal Requirements governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local Legal Requirements governing data security, including without limitation Mass. Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related Legal Requirements relating to the Processing of Personal Data; international Legal Requirements, including the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), as implemented by countries in the European Economic Area and the United Kingdom, and all implementing regulations and requirements, and other similar Legal Requirements; (ii) each Contract relating to the Processing of Personal Data applicable to any Group Company; and (iii) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Disclosure Schedules” has the meaning specified in Section 12.20.

“Earnout Certificate” has the meaning specified in Section 2.05(g).

“Earnout Consideration” has the meaning specified in Section 2.05(a).

“Earnout Payment” has the meaning specified in Section 2.05(a).

“Earnout Shares” has the meaning specified in Section 2.05(a).

“Employment Agreements” means the Employment Agreement, dated as of the date of this Agreement, between Surgalign Spine Technologies, Inc. and Luciano and the Employment Agreement, dated as of the date of this Agreement, between Surgalign Spine Technologies, Inc. and Siemionow.

“Encumbrance” means any lease, sublease, pledge, variance, option, warrant, charge, easement, deed of trust, voting trust, servitude, right of way, encroachment, conditional sale or other title retention agreement, right of first refusal, hypothecation, security interest, mortgage, lien (statutory or otherwise), adverse claim, encumbrance, covenant, condition, reservation, equitable interest, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes any Group Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning specified in Section 9.01(a).

“FDA” means the U.S. Food and Drug Administration.

“FCPA” has the meaning specified in Section 3.21(a).

“[**] Earnout Consideration” means $11,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.04 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

[**]

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any international, national, federal, state, provincial, local or municipal government or any political subdivision thereof (wherever located and whether foreign or domestic), any governmental, regulatory or administrative authority, agency, body, branch, instrumentality or commission, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, tribunal or other judicial or arbitral body of competent jurisdiction. Governmental Entities include, without limitation, FDA, and entities designated by European Union member states.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Group Company Intellectual Property” means any Intellectual Property owned or purported to be owned by a Group Company.

“Hazardous Materials” means (i) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or for which liability or standards of care are imposed under any environmental Law; (ii) petroleum or petroleum products; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.

“HIPAA” has the meaning specified in the definition of “Data Protection Requirements”.

“HITECH” has the meaning specified in the definition of “Data Protection Requirements”.

“Holo S.A.” has the meaning specified in the first paragraph of this Agreement.

“Holo S.A. Liabilities” means any obligation to return or repay (whether before, at or after Closing) loans, subsidies, grants, incentives or other similar payments received by Holo S.A. prior to Closing, or any other liability or obligation relating to Holo S.A. for which the Group Companies may become liable.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate consolidated indebtedness of the Group Companies, including, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vii) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services, (viii) any obligation to return or repay (whether before, at or after Closing) loans, subsidies, grants, incentives or other similar payments received by the Group Companies, (ix) any obligations with respect to unfunded pension or deferred compensation (x) any obligations referred to in the foregoing clauses (i) through (ix) of any Person which are either guaranteed or secured by any Encumbrance upon any of the Group Companies or any of their respective assets or properties and (x) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations exclusively between or among the Group Companies.

“Indemnifying Party” has the meaning specified in Section 9.05(d).

“Information Security Program” means a written information security program that complies with Data Protection Requirements, that is consistent with industry best practices at least as stringent as one or more relevant industry standards and that includes: (i) policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards that are consistent with industry best practices and designed to protect the security, confidentiality, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Group Companies or any third party operating on behalf of or at the direction of the Group Companies; (iii) disaster recovery, business continuity, incident response, data retention and deletion, and security plans, procedures and facilities and (iv) protections against Data Breaches, Malicious Code, and against loss, misuse or unauthorized access to and Processing of Company Data, the Information Technology Systems and the systems of any third party service providers that Process Company Data or access the Information Technology Systems.

“Information Technology Systems” means all hardware, equipment, electronics, platforms, servers, workstations, interfaces, software, firmware, middleware, data, databases, data communication lines, network and telecommunications equipment, websites and information technology infrastructure, wide area network and other telecommunications or information technology equipment, that are owned, leased by, or licensed to any Group Company or third party acting on its behalf.

“Initial Cash Payment” means $30,000,000.

“Initial Stock Consideration” means 6,250,000 shares of Buyer Common Stock, subject to proportionate adjustment in the event of a stock split, stock dividend, recapitalization or similar event prior to Closing.

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications (including any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof), inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Patents”); (ii) published and unpublished works of authorship, expressions, and designs, whether or not copyrightable, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings, and all registrations, applications for registration and renewals of such copyrights (“Copyrights”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including trademarks, service marks, trade names, brand names, social media handles, trade dress, logos, product designs, and product features, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (iv) internet domain names, whether or not Trademarks, registered in any top-level domain by any authorized private register or Governmental Entity (“Domain Names”); and (v) confidential and proprietary information, and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret (“Trade Secrets”).

“Interim Company Financial Statements” has the meaning specified in Section 3.05(a)(i).

[**]

“[**] Earnout Consideration” means $10,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

“Knowledge of Buyer” or any similar phrase with respect to Buyer means the actual knowledge of Terry Rich, Jonathon Singer and/or Josh DeRienzis, after reasonable inquiry.

“Knowledge of the Company” or any similar phrase with respect to the Company means the actual knowledge of Lewicki, Luciano and/or Siemionow, after reasonable inquiry.

“Latest Balance Sheet” has the meaning specified in Section 3.05(a)(i).

“Latest Balance Sheet Date” has the meaning specified in Section 3.05(a)(i).

“Law” means any foreign, federal, state or local statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.07(c).

“Legal Proceeding” means any claim, action, cause of action, demand, audit, hearing, investigation, inquiry, audit, litigation, suit, citation, summons, subpoena, citation, summons, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable Laws, statutes, rules, regulations, codes, ordinances, agency guidance, Permits, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company and the operations thereof.

“Lewicki” has the meaning specified in the first paragraph of this Agreement.

“Luciano” means Cristian Luciano, PhD.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means any event, change, occurrence, fact, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the prospects, business, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, other than any event, change, occurrence, fact, development or effect to the extent arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which the Group Companies operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, including, for the avoidance of doubt, COVID-19 or other pandemics or epidemics, or (iv) changes in any applicable accounting regulations or principles; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Group Companies relative to other companies in the Group Companies’ industry).

“Material Contract” has the meaning specified in Section 3.09(a).

“Material Permit” has the meaning specified in Section 3.15(b).

“Material Supplier” has the meaning specified in Section 3.19.

“Maximum Earnout Share Amount” means a number of shares of Buyer Common Stock equal to the Maximum Share Amount minus the number of shares of Buyer Common Stock that is the Initial Stock Consideration.

“Maximum Share Amount” means 14,900,000 shares of Buyer Common Stock (or otherwise, to the extent a lower number, the maximum number of shares of Buyer Common Stock that would not require obtaining stockholder approval under the applicable rules of Nasdaq).

“Milestone Date”, as applicable to any Milestone, means the date such Milestone was obtained or occurred, as applicable.

“Milestones” means [**].

[**]

“[**] Earnout Consideration” means $10,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

“Nasdaq” means The Nasdaq Stock Market.

“Noncompetition Period” has the meaning specified in Section 11.03(a).

“Open Source Materials” has the meaning specified in Section 3.10(o).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person and taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” has the meaning specified in Section 10.01(d).

“Parachute Payments” has the meaning specified in Section 5.08.

“Party” or “Parties” has the meaning specified in the first paragraph of this Agreement.

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the use and operation or the proposed use of the Leased Real Property; and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not detract from the value or materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used or proposed to be used in connection with the Group Companies’ business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means any information relating to an identifiable or identified Person, device or household, including (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e mail address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) any information that is combined with any of the types of information listed above, or that is linked to, reasonably linkable to, or allows the identification of a natural person; (iii) any data that, if it were subject to a Data Breach, would require notification under Data Protection Requirements, or any other piece of information that allows the identification of a natural person; and (iv) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Protection Requirements.

“Polish Certificates” means certificates issued by the Tax Office, Social Insurance Fund, Capital City of Warsaw and Customs Office confirming that the Polish Subsidiary is not in Tax arrears, issued on the basis of article 306e of the Tax Ordinance dated 27 August 1997 (unified text: O.J. of 2020, item 1325), each dated as of a date within three (3) Business Days before the date of its delivery to Buyer in digital version.

“Polish Subsidiary” means HoloSurgical Technology Polska sp. Zoo.

“Privacy Rule” has the meaning specified in the definition of “Data Protection Requirements”.

“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Rule) of such data.

“Product” means the HoloSurgical ARAI Surgical Navigation System.

“Property Taxes” has the meaning specified in Section 11.01(a)(ii).

“Purchase Price” has the meaning specified in Section 2.02.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Regulatory Law” means all applicable Laws relating to (i) the import, export, design, research, testing, investigation, manufacture, marketing or sale of the products or services of the Company or any of its subsidiaries, (ii) recordkeeping or reporting obligations for product complaints or adverse events, (iii) recordkeeping or reporting obligations for payments and/ or conflicts of interest, (iv) interactions with healthcare professionals, (v) implementation, management, or oversight of ethics and compliance programs, or (vi) similar regulatory matters.

“Released Claims” has the meaning specified in Section 11.04.

“Releasee” has the meaning specified in Section 11.04.

“Reorganization Liabilities” means liabilities or obligations arising out of or relating to (a) the sale or transfer of assets from Holo S.A. to any Group Company, (b) the assumption or transfer of liabilities from Holo S.A. to any Group Company, (c) the termination or re-hiring of employees transferred from Holo S.A. to any Group Company, in each case at any time prior to Closing (other than contributions of cash in the ordinary course of business), or (d) the transfer of equity interests in the Company from Holo S.A. to Seller prior to the date of this Agreement.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Schedule” has the meaning specified in Section 12.20.

“Scheduled Company Intellectual Property” has the meaning specified in Section 3.10(b).

“SEC” means the U.S. Securities and Exchange Commission.

“[**] Earnout Consideration” means $11,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

[**]

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Rule” has the meaning specified in the definition of “Data Protection Requirements”.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Existence and Good Standing; Books and Records), Section 3.02 (Authority; Enforceability), Section 3.03(a)(i) (No Violations), Section 3.04 (Title to Units; Capitalization; Subsidiaries), Section 3.08 (Tax Matters), Section 3.10(a), Section 3.10(c), Section 3.10(i) and Section 3.10(k) (Intellectual Property), Section 3.17 (Relationships with Related Persons), Section 3.20 (Brokers’ Fees) and Section 3.26 (Investment Representations).

“Seller Group Members” means the Seller, Holo S.A., Siemionow and Lewicki.

“Seller Indemnitees” means the following Persons: (a) Seller; (b) Seller’s Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Group Companies shall not be deemed to be a “Seller Indemnitee.”

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Shares” has the meaning specified in the Recitals.

“Siemionow” has the meaning specified in the first paragraph of this Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Materials” has the meaning specified in Section 9.05(c).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Supporting Obligations” means, so long as there are Milestones that have not been obtained or occurred (other than Milestones for which the applicable conditions precedent set forth in Sections 2.05(a)(i) through 2.05(a)(viii) have not by the applicable deadline specified in such Sections 2.05(a)(i) through 2.05(a)(viii) been satisfied), (a) not taking any action to materially decrease the number of employees and independent contractors, in the aggregate, providing services to the Group Companies, as compared to the date prior to the date of this Agreement, and (b) not otherwise taking any action the primary purpose of which is to materially reduce support for Product development, Product regulatory approval and Product marketing and sales, in each case as compared to the support reasonably necessary to attain each of the Milestones.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), unclaimed property, escheat payments or any other tax, custom, duty, social security or healthcare contribution, contribution to a disabled persons rehabilitation fund, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“[**] Earnout Consideration” means $11,000,000, which shall be satisfied by the issuance of that number of Earnout Shares equal to the quotient obtained by dividing such dollar amount by the Buyer Earnout VWAP (calculated using the date of the [**] as the Milestone Date); provided, however, from and after such time as the number of Earnout Shares issued to Seller pursuant to Section 2.05 equals the Maximum Earnout Share Amount, the remaining [**] Earnout Consideration, if any, shall be paid in cash by wire transfer of immediately available funds.

[**]

“Third Party Claim” has the meaning specified in Section 9.05(a).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property”.

“Trademarks” has the meaning specified in the definition of “Intellectual Property”.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments and agreements required to be delivered by any of the Parties in connection with this Agreement on the date hereof or on or before the Closing Date.

“Transaction Expenses” means, with respect to the Group Companies, on the one hand, and Buyer, on the other hand, all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Transactions Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third party fees required to consummate the Transactions, any severance payments, transaction bonuses, change in control payments and any other similar payments triggered or accelerated as a result thereof (including the employer’s share of any payroll Taxes related thereto) and other costs and expenses associated with any of the foregoing.

“Transactions” has the meaning specified in Section 2.01.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c) Made Available. The words “made available to Buyer” (or any phrase of similar import) shall mean uploaded to the online data site, Project White Sox, hosted on Microsoft SharePoint and made accessible to Buyer and its representatives no later than 5:00 p.m. Chicago Time, two (2) days prior to the date hereof (and which electronic copies of such online data site as of the date hereof may be downloaded and maintained by Buyer for its records).

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

2.01 Purchase and Sale of the Shares. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase from Seller, the Shares. The purchase and sale of the Shares is referred to herein as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents are referred to herein as the “Transactions”.

2.02 Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be equal to the sum of (a) the Initial Cash Payment, (b) the Initial Stock Consideration and (c) if any, the Earnout Consideration.

2.03 Closing Date. The closing of the Acquisition (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (Chicago time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all such conditions as of the Closing), or at such other place, time and date as agreed to in writing by the Parties hereto. The date on which the Closing occurs is called the “Closing Date”.

2.04 Closing Payments. At the Closing, (a) Buyer shall issue to Seller the Initial Stock Consideration, rounded to the nearest whole share, and (b) Buyer shall pay by wire transfer of immediately available funds to Seller the Initial Cash Payment.

2.05 Earnout Shares and Payments.

(a) In addition to the Initial Stock Consideration and the Initial Cash Payment payable pursuant to Section 2.04, subject to Buyer’s rights set forth in Section 2.05(d), following the Closing, Buyer shall be required to issue additional shares of Buyer Common Stock to Seller (any such shares, the “Earnout Shares”) or make additional cash payments to Seller (any such cash payment, an “Earnout Payment”, and together with the Earnout Shares, the “Earnout Consideration”), in each case as provided in this Section 2.05:

(i) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] is obtained on or prior to [**]; provided, however, that if the [**] is not obtained on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid by Buyer to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(i);

(ii) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] is obtained on or prior to [**]; provided, however, that if the [**] is not obtained on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(ii);

(iii) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if the [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(iii);

(iv) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(iv);

(v) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if the [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(v);

(vi) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if the [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(vi);

(vii) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if the [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(vii); and

(viii) Buyer shall issue or pay to Seller the [**] Earnout Consideration, subject to reduction pursuant to Section 2.05(d), if the [**] occurs on or prior to [**]; provided, however, that if the [**] does not occur on or prior to [**], no [**] Earnout Consideration shall be payable under this Agreement; provided, further, that once the [**] Earnout Consideration is issued and/or paid to Seller, Buyer shall have no further obligations pursuant to this Section 2.05(a)(viii).

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer issue or be obligated to issue more than the Maximum Share Amount in connection with this Agreement and the transactions contemplated by this Agreement. In addition, notwithstanding anything to the contrary in this Agreement, in no event shall Buyer issue or pay, or be obligated to issue or pay, Earnout Consideration in excess of $83 million (which amount shall include Earnout Shares, assuming a value per Earnout Share equal to the Buyer Earnout VWAP used in connection with the issuance of such Earnout Share).

(c) Subject to Section 2.05(d), (i) any Earnout Consideration constituting an Earnout Payment that Buyer is required to pay pursuant to Section 2.05(a) shall be paid to Seller no later than five (5) Business Days following the date upon which the applicable conditions precedent set forth in Sections 2.05(a)(i) through 2.05(a)(viii) have been satisfied, and (ii) any Earnout Consideration constituting Earnout Shares that Buyer is required to issue pursuant to Section 2.05(a) shall be issued to Seller no later than fifteen (15) trading days (or, if the Earnout Shares are not then trading on a securities exchange or securities market, fifteen (15) Business Days) following the date upon which the applicable conditions precedent set forth in Sections 2.05(a)(i) through 2.05(a)(viii) have been satisfied.

(d) Notwithstanding anything to the contrary set forth herein:

(i) in the event that it is determined in accordance with this Agreement that any Buyer Indemnitee is entitled to be indemnified for Damages pursuant to Section 9.02(a) (subject to Section 9.03), Buyer shall have the right to either, at Buyer’s sole discretion (A) withhold and set off against the Earnout Consideration otherwise earned by Seller pursuant to Section 2.05(a) or (B) permanently reduce the amount of the Earnout Consideration available to be issued or paid to Seller pursuant to Section 2.05(a), in each case equal to the amount of such Damages such Buyer Indemnitee is entitled to pursuant to Section 9.02(a) hereof;

(ii) if, at any time Buyer is required to issue or pay any Earnout Consideration to Seller pursuant to this Section 2.05, any Buyer Indemnitee has provided Seller with a notice for indemnification pursuant to Article IX and the amount of indemnification to which the Buyer Indemnitees are entitled in respect of such notice pursuant to this Agreement has not yet been finally determined pursuant to Article IX, Buyer shall have the right to deposit Earnout Consideration, equal to the amount of Damages claimed in such notice (subject to Section 9.03), with a nationally recognized banking institution, to be held by such institution in a segregated account to be administered in accordance with an escrow agreement in customary form, which shall be entered into by Buyer, Seller and such institution; and

(iii) upon the final determination of any such claim in clause (ii) above, Buyer and Seller shall jointly instruct the applicable banking institution to transfer the applicable Earnout Consideration in the possession of such banking institution to the party entitled thereto in accordance with such final determination. Seller shall bear the fees of the applicable banking institution for establishing and maintaining the segregated account.

(e) Covenants.

(i) Buyer shall not take any action the primary purpose of which is to reduce or eliminate the Earnout Consideration to be paid to Seller hereunder.

(ii) Buyer and Seller shall act in good faith in an effort to agree, by December 15th of each year, upon an annual operating plan with respect to the business of the Group Companies for the following calendar year (each, an “Operating Plan”); provided, with respect to the Operating Plan covering calendar year 2021, Buyer and Seller shall act in good faith in an effort to agree to such Operating Plan within ninety (90) days following the Closing Date. Buyer shall use commercially reasonable efforts to comply with the Operating Plan, or if Buyer and Seller are unable to agree to an Operating Plan for any relevant period, Buyer shall comply with the Supporting Obligations for such period.

(iii) [**]

(iv) Buyer shall deliver or cause to be delivered to Seller such non-privileged information and data with respect to the Company as may be reasonably requested by Seller and that is reasonably necessary for Seller (A) to monitor the current progress of any Milestone or (B) to verify that the Group Companies are being operated in accordance with each Operating Plan, in each case subject to the provisions of Section 11.02.

(v) Notwithstanding anything to the contrary in Section 2.05(e)(i), Section 2.05(e)(ii), and Section 2.05(e)(iii), (A) nothing in Section 2.05(e)(i), Section 2.05(e)(ii), and Section 2.05(e)(iii) shall require Buyer and its Subsidiaries to take any action (or omit to take any action) with respect to the Group Companies that is inconsistent with Buyer’s good faith commercial business judgment, taking into account the interests of Buyer and Buyer’s stockholders, and (B) Buyer and its Subsidiaries shall not be required to take any action in violation of Law.

(vi) The covenants in this Section 2.05(e) shall terminate after all Milestones have been obtained or occurred (other than Milestones for which the applicable conditions precedent set forth in Sections 2.05(a)(i) through 2.05(a)(viii) have not by the applicable deadline specified in such Sections 2.05(a)(i) through 2.05(a)(viii) been satisfied).

(vii) If, at any time during the six (6)-year period immediately following the Closing Date, a Buyer Sale is consummated and, at such time there are Milestones that have not been obtained or occurred (other than Milestones for which the applicable conditions precedent set forth in Sections 2.05(a)(i) through 2.05(a)(viii) have not by the applicable deadline specified in such Sections

2.05(a)(i) through 2.05(a)(viii) been satisfied), Buyer shall ensure that the surviving Person in the applicable merger or consideration or transferee in the applicable asset or equity transfer in respect of such Buyer Sale assumes the obligations of Buyer set forth in this Section 2.05.

(f) The Parties understand and agree that (i) the contingent rights to receive Earnout Consideration pursuant to this Section 2.05 shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Buyer or any of its Subsidiaries; (ii) Seller shall not have any rights as securityholders of Buyer in respect of their contingent right to receive any Earnout Consideration hereunder; and (iii) no interest is payable with respect to any Earnout Consideration pursuant to this Section 2.05. Seller acknowledges and agrees that (i) the payments set forth in this Section 2.05 are speculative and not guaranteed and subject to numerous factors outside the control of the Parties; (ii) none of Buyer, the Company nor any of their respective Affiliates or Representatives has promised or projected, and Seller has not relied on any statements regarding, any payments under this Section 2.05 or any projections for any period following the Closing; (iii) none of Buyer, the Company nor any of their respective Affiliates or Representatives owe any fiduciary duties or, except as set forth in this Section 2.05, any other duties (express or implied) with respect to the Earnout Consideration; and (iv) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(g) The obligation of Buyer to issue any Earnout Shares to Seller is subject to the delivery by Seller of a certificate of an authorized officer of Seller, dated as of the date of the issuance of such Earnout Shares, stating that the representations and warranties in Section 3.26 are true and correct at and as of the date of the issuance of such Earnout Shares, as though made at and as of such date (the “Earnout Certificate”).

2.06 Delivery of Initial Stock Consideration and Earnout Shares.

(a) The Initial Stock Consideration and Earnout Shares (if and when issued to Seller pursuant to this Agreement, the “Securities”) shall be issued as uncertificated, book-entry shares. Upon the issuance of any Securities, Buyer shall cause Broadridge Corporate Issuer Solutions, Inc. (or its successor transfer agent) to credit in the stock ledger and other appropriate books and records of Buyer such Securities issued to Seller.

(b) By reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein, Seller understands that the Securities have not been, and will not be, registered under the Securities Act. Seller understands that the Securities will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Securities. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation, and may not be able to, satisfy.

(c) Any certificate(s) representing the Securities will be imprinted (and any Securities issued in book-entry form will have a notation in Buyer’s stock ledger and other appropriate books and records) with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SURGALIGN HOLDINGS, INC. HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

(d) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Buyer after the Closing Date in which all of the Buyer Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Earnout Consideration issuable by Buyer pursuant to Section 2.05(a) in the form of Earnout Shares shall thereafter be issuable or paid (in lieu of Buyer Common Stock) in the kind of securities, cash or other property into which the Buyer Common Stock is converted into or exchanged for; in such case, appropriate adjustment (as determined in good faith by the board of directors of Buyer) shall be made to reflect the conversion or exchange (including with respect to the Maximum Earnout Share Amount).

2.07 Closing Date Deliveries of the Seller Group Members. At the Closing, the Seller Group Members shall deliver or cause to be delivered to Buyer:

(a) stock powers in proper form for transfer of the Shares to Buyer;

(b) (i) a “good standing” certificate for each Group Company organized in the United States, certified by the Secretary of State (or comparable institution) of the jurisdiction of organization of such entity, each dated as of a date within five (5) Business Days before the Closing Date and (ii) a copy of the Certificate of Incorporation and all amendments thereto (or comparable document, including if applicable any articles of association) of each Group Company;

(c) a certificate of the Secretary of Seller, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (A) the Governing Documents of the Seller and (B) the resolutions adopted by each of the stockholders and the Board of Directors of the Seller to authorize and adopt this Agreement and the Transactions;

(d) a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (A) the Governing Documents of the Group Companies and (B) the resolutions adopted by the Board of Directors of the Company to authorize and adopt this Agreement and the Transactions;

(e) written resignations of each officer and director (or equivalent thereof) of each Group Company as have been requested by Buyer at or prior to the Closing, effective as the Closing Date, in form and substance reasonably satisfactory to Buyer (which resignations shall not constitute a termination of employment);

(f) (i) dated the Closing Date, a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, with respect to which Buyer shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation § 1.1445-4 and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of the Company;

(g) the consents set forth in Schedule 2.07(g);

(h) an instrument of assignment, in form and substance reasonably satisfactory to Buyer, pursuant to which all of the rights of Seller under that certain Restrictive Covenants Agreement, effective February 1, 2020, between Seller and Luciano, are assigned to the Company;

(i) an agreement, in form and substance reasonably satisfactory to Buyer, pursuant to which the following Contracts are terminated prior to Closing with no further liability to the Group Companies: (i) all Contracts between Holo S.A. or Seller, on the one hand, and any Group Company, on the other hand, including that certain Research and Development Agreement, dated January 3, 2020, by and between Holo S.A. and the Company, and that certain Promissory Note, dated August 18, 2020, from the Company in favor of Holo S.A., and (ii) that certain Consulting Agreement, dated January 1, 2020, between the Company and Siemionow; and

(j) the Company Closing Certificate.

2.08 Closing Date Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the Initial Cash Payment and Initial Stock Consideration in accordance with Section 2.04 and Section 2.06;

(b) a “good standing” certificate for Buyer, certified by the Secretary of State (or comparable institution) of the jurisdiction of organization of Buyer, dated as of a date within five (5) Business Days before the Closing Date;

(c) a certificate of an officer of Buyer, dated as of the Closing Date, certifying and attaching the resolutions adopted by the Board of Directors of Buyer to authorize this Agreement and the Acquisition;

(d) the Buyer Closing Certificate.

2.09 Withholding. Notwithstanding any provision contained herein to the contrary, Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Buyer so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP MEMBERS

Each Seller Group Member hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (and with respect to Section 3.26 (Investment Representations), Seller also represents and warrants to Buyer as of the date any Securities are issued to Seller), as follows:

3.01 Existence and Good Standing; Books and Records.

(a) Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite corporate (or equivalent) power and full authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, adversely affect the Group Companies in any material respect. Seller has made available to Buyer an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. There is no pending, or to the Knowledge of the Company, threatened, action for the dissolution, liquidation or insolvency of any Group Company.

(b) There has been no violation of any of the provisions of any Governing Document of any Group Company, and no Group Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Group Company’s stockholders or members, board of directors (or other similar body) or any committee of the board of directors (or other similar body). All officers, managers and directors (or equivalent thereof) of the Group Companies have been duly elected or appointed and all former officers, managers or directors (or equivalent thereof) of the Group Companies have been duly dismissed or removed, in each case in accordance with such Group Company’s Governing Documents and all applicable Legal Requirements. The stock of each of the Group Companies is uncertificated. The stock transfer books and the minute books of each Group Company, all of which have been made available to Buyer before the date hereof, are true and complete, and have been maintained in accordance with all applicable Legal Requirements in all material respects. At the Closing, all such books will be in the possession of the applicable Group Company. There are no outstanding powers of attorney executed by or on behalf of any Group Company.

(c) Seller is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Seller has all requisite corporate (or equivalent) power and full authority to own, lease and operate the properties and assets it owns, leases and operates, including the Shares, and to carry on its business as such business is conducted. Seller has made available to Buyer an accurate and complete copy of each Governing Document of Seller, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

(d) With respect to the Polish Subsidiary, there are no pending or threatened proceedings aimed at questioning or cancelling resolutions or decisions of shareholders or other corporate bodies of the Polish Subsidiary and, there are no grounds to question or cancel such resolutions or decisions.

3.02 Authority; Enforceability. Seller has all requisite corporate (or equivalent) power and full authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party (or is contemplated to be a party at the Closing) and the consummation of the Transactions have been (or will be prior to the Closing) duly and validly authorized by all required corporate (or equivalent) action on behalf of Seller. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each of the other Transaction Documents to which a Seller Group Member is a party (or is contemplated to be a party at the Closing) constitutes (or, with respect to the Transaction Documents that are not contemplated to be executed and delivered as of the date hereof, will constitute at the Closing) the valid and binding obligation of such Seller Group Member enforceable against such Seller Group Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03 No Violations; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Seller Group Members and the execution and delivery of the other Transaction Documents to which a Seller Group Member is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Seller Group Members and the consummation of the Transactions by the Seller Group Members will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, amendment, modification, termination, cancellation or loss or diminution of rights under, give rise to a right to challenge the Transactions or to a loss of a material benefit, result in a payment of additional fees, result in a violation of, result in the creation of any Encumbrance under any assets of any Group Company or any Seller Group Member or, except for the applicable requirements of the HSR Act, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i) the Governing Documents of any Group Companies or Seller;

(ii) any Law or Order applicable to any of the Group Companies or any Seller Group Member or by which any property or asset of any Group Company or any Seller Group Member is bound or affected; or

(iii) any Material Contract, Material Permit or any material Contract to which a Seller Group Member is a party;

except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(b) Except for the applicable requirements of the HSR Act, neither the Company nor Seller is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or any other Transaction Documents to which Seller is a party (or is contemplated to be a party at the Closing) or the consummation of the Transactions and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by or with respect to Seller or any Group Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which Seller is a party (or is contemplated to be a party at the Closing) or the consummation of the Transactions.

3.04 Title to Units; Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $0.0001 per share, of which 10,000 shares, constituting the Shares, are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company or securities containing equity features issued, reserved for issuance or outstanding. The Shares were duly authorized and validly issued and are fully paid and non-assessable. Seller owns all of the Shares, free and clear of all Encumbrances. There are no outstanding, issued or authorized obligations, options, warrants, convertible securities, stock appreciation rights, profit interests, capital stock, rights, or other agreements, arrangements or commitments of any kind relating to, or based upon the economic value of, the equity interests of the Company or obligating the Company to issue or sell any equity interests, shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.

(b) Seller has good and valid title to the Shares, free and clear of all Encumbrances. Upon delivery to Buyer at the Closing of stock powers in proper form for transfer of the Shares to Buyer, and upon Seller’s receipt of the Initial Cash Payment and the Initial Stock Consideration, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances (other than those arising out of acts of Buyer or its Affiliates). Other than this Agreement, such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

(c) Schedule 3.04(c) completely and accurately sets forth the name, place of incorporation or formation, authorized, and issued and outstanding equity of each Subsidiary of the Company. Each Subsidiary of the Company is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04(c), there are no agreements requiring any Group Company to issue, transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, warrants, subscriptions, rights, calls or other similar commitments or agreements relating thereto. No shares of capital stock or other securities of any Group Company are subject to redemption or in the process of being redeemed, and there are no agreements or understandings that may require any Group Company to redeem any shares of capital stock or other securities of any Group Company. Except as set forth in Schedule 3.04(c), no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements existing with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Encumbrances. No payments, refunds or distributions in breach of applicable Laws have been made by a Group Company to such Group Company’s shareholder or shareholders.

(d) There are no shares of capital stock, equity interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Subsidiary of the Company) owned, directly or indirectly, by any Group Company.

(e) Except as set forth in Schedule 3.04(e), with respect to the Polish Subsidiary, no changes to the capital stock, nominal share capital or other equity securities have been made or are in the process of being made, and there are no agreements or understandings that may require it to make such changes, in particular increase or decrease of capital stock or nominal share capital or other equity securities.

3.05 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.05(a) are the following financial statements (collectively, the “Company Financial Statements”):

(i) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2020 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related consolidated statements of income (loss), stockholders’ equity and cash flows for the 8-month period then ended (the “Interim Company Financial Statements”); and

(ii) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and December 31, 2018, and the related consolidated statements of income (loss), stockholders’ equity and cash flows for the years then ended.

(b) The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial condition and results of operations, cash flows and changes in stockholders’ equity of the Group Companies (taken as a whole) at the respective dates and for the respective periods described above, subject to the absence of explanatory footnote disclosures and, in the case of the Interim Company Financial Statements, year-end adjustments required by GAAP, none of which are, or would be, material. Since December 31, 2019, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c) The Group Companies do not have any debts, obligations or liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise), other than any such debts, obligations or liabilities (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) specifically reflected or reserved against on the Interim Company Financial Statements or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

(d) None of the Group Companies has any Indebtedness.

(e) None of the Group Companies have sold any goods or services.

(f) Schedule 3.05(f) provides the following information with respect to each account maintained by or for the benefit of any Group Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to: (A) sign checks or other documents with respect to such account; (B) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (C) input or release payments from such account.

(g) None of the Group Companies have received any loans or payments under The Coronavirus Aid, Relief, and Economic Security (CARES) Act or similar Laws.

3.06 Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, each Group Company has conducted its business in the Ordinary Course of Business and:

(a) there has not been a Material Adverse Effect;

(b) no material damage or casualty to, or destruction or loss, of any of the assets of the Group Companies has occurred;

(c) none of the Group Companies has taken any action that would have been prohibited or otherwise restricted under Section 5.01 hereof, had such action been taken during the pre-Closing period; and

(d) none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07 Real Property.

(a) None of the Group Companies owns or has ever owned any real property (including any real property subject to a right of perpetual usufruct). No Group Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(b) None of the Group Companies is or has ever been a perpetual usufructuary or has granted or received a right of perpetual usufruct in any real property.

(c) Schedule 3.07(c) is a true and complete list of all real property in which any of the Group Companies owns a leasehold or subleasehold interest or holds a valid right to occupy or use any real property, including by way of oral Contracts (the “Leased Real Property”) and a complete and correct list of the Real Property Leases applicable thereto. A true and complete copy of each of the Real Property Leases, has been delivered to Buyer and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Except as set forth on Schedule 3.07(c), all of the Real Property Leases have been duly executed in accordance with, and are effective under, all applicable Legal Requirements and were entered into on arm’s length and market terms. There is not, and the entry into the Real Property Leases did not result in, a conflict of interest between the parties to any of the Real Property Leases under the Real Property Leases. The title in and to the leasehold or subleasehold interests in or valid rights to occupy or use the Leased Real Property of each of the Group Companies is free and clear of any Encumbrances, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold or subleasehold interests thereunder for the term thereof. No Group Company has previously assigned its interest or pledged or granted any other security interest in any of the Real Property Leases. No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by a Group Company, or permit the termination, modification or acceleration of rent under, any Real Property Lease.

(d) The Leased Real Property constitutes all of the material real property used in the conduct of the business as conducted by the Group Companies. To the Knowledge of the Company, there are no leases, subleases, occupancy agreements or other agreements, (other than the Real Property Leases) granting to any Person the right of use or occupancy of any Leased Real Property.

(e) To the Knowledge of the Company with respect to each parcel of Leased Real Property:

(i) except as would not be material to the Group Companies, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such land, contravenes any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroaches on any easement which may burden the land or violates any restrictive covenant or any provision of any Legal Requirement;

(ii) there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating thereto, or other matters materially and adversely affecting the use, occupancy, or value thereof; and

(iii) such parcel has access, sufficient for the conduct of the business as conducted by the Group Companies, to public roads and to all utilities used in the operation of the business at that location.

3.08 Tax Matters. Except as set forth in Schedule 3.08:

(a) all Taxes (whether or not shown on any Tax Return) for which a Group Company may be liable have been timely paid;

(b) all Tax Returns required to have been filed by or with respect to a Group Company have been timely filed, and all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by or with respect to the Group Companies for the periods covered thereby;

(c) no extension of time within which to file any Tax Return required to have been filed by or with respect to a Group Company is in effect;

(d) no waiver of any statute of limitations relating to Taxes for which the Group Companies may be liable is in effect, and no written request for such a waiver is outstanding;

(e) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing or, if not proposed or threatened in writing, otherwise to the Knowledge of the Company, with respect to Taxes for which the Group Companies may be liable;

(f) no Governmental Entity (whether within or without the United States) for any jurisdiction in which a Group Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Group Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(g) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns of the Group Companies have been paid in full or otherwise finally resolved;

(h) the charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books of the Group Companies (excluding any provision for deferred income Taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Group Companies have recorded items on their respective books, and since the end of the last period for which the Group Companies have recorded items on their respective books, none of the Group Companies has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business;

(i) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which a Group Company may be liable that could affect the Group Companies’ liability for Taxes for any taxable period ending after the Closing Date;

(j) no Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code;

(k) no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction of a Group Company after the Closing;

(l) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Group Companies (other than this Agreement) will terminate prior to the Closing Date and none of the Group Companies will have any liability thereunder on or after the Closing Date;

(m) there are no liens for Taxes upon the assets of the Group Companies except liens relating to current Taxes not yet due;

(n) all Taxes which the Group Companies are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity;

(o) no Group Company has been a member of any Company Group other than each Company Group of which it is presently a member, and no Group Company presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than Group Companies);

(p) no Group Company has any liability for Taxes of another Person (other than members of the Company Group of which it is presently a member) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise;

(q) no Group Company has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Group Companies have participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(r) any powers of attorney granted by the Group Companies prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

(s) Schedule 3.08(s) sets forth the federal income tax classification of each Group Company and discloses whether an election under Treasury Regulation § 301.7701-3 with respect to the federal income tax classification of such Group Company has been made;

(t) during the last three (3) years, no Group Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied;

(u) no income or gain of any Group Company (or any predecessor thereto) has been deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final;

(v) no excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) exists with respect to the stock of any Group Company;

(w) no Group Company is or during the past twelve (12)-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code);

(x) no Group Company has or has ever had a fixed or permanent establishment in any country other than the country of its organization;

(y) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the Transactions or (2) a failure by a Group Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned;

(z) no transaction contemplated by this Agreement is subject to withholding under Sections 1445 or 1446 of the Code (or similar provision of state, local or foreign law);

(aa) no group company is a party to any proceeding on advanced pricing agreement (APA);

(bb) no Group Company has established or has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation § 1.952-1(f) with respect to a Group Company.

3.09 Contracts.

(a) Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which any Group Company is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms (each, as amended to date, which amendments are set forth on Schedule 3.09(a), and together with each Real Property Lease for the Leased Real Property and each Contract required to be set forth on Schedule 3.10(b) and Schedule 3.17(a), a “Material Contract”):

(i) each lease or agreement under which a Group Company is lessee of, or holds or operates any personal property owned by any other party;

(ii) each Contract or group of related Contracts (A) that involves future payments, performance or services or delivery of goods or materials to or by any of the Group Companies of any amount or value reasonably expected to exceed $20,000 in the 2020 fiscal year, or (B) with a term of one (1) year or more following the Closing Date that is not subject to termination, in the sole discretion of the applicable Group Company, upon not more than ninety (90) days’ notice with no termination fee;

(iii) each Contract requiring or providing for any capital expenditure in excess of $20,000;

(iv) each Contract that creates or relates to any joint venture, partnership, research or development, strategic alliance, licensing arrangement or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;

(v) each Contract with any Affiliate of any Group Company;

(vi) each Contract that imposes any restriction on the ability of any Group Company, including Contracts that restrict in any capacity any Group Company from competing in any line of business, in any field of use or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee or independent contractor;

(vii) each Contract under which any Group Company has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii) each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(ix) each Contract relating to an acquisition, sale, merger, consolidation, reorganization, or divestiture of or by any Group Company (or any current or former Affiliates thereof);

(x) each Contract relating to Intellectual Property;

(xi) each Contract with a Governmental Entity;

(xii) each Contract with a physician, hospital, or other provider of medical services;

(xiii) each Contract with a Material Supplier;

(xiv) each Contract with any labor union, works council or collective bargaining association representing any employee of a Group Company;

(xv) each Contract for the sale of any of the material assets of a Group Company or for the grant to any Person of any preferential purchase rights to purchase any of its material assets; and

(xvi) any other Contract that was entered into outside of the Ordinary Course of Business of the Group Companies or that is otherwise material to the operation of the Group Companies, taken as a whole.

(b) With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Group Company party thereto and each other party thereto, enforceable against each of the Group Companies party thereto and each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and the Group Company party thereto has performed all material obligations required to have been performed by it under the Material Contracts and no Group Company is in breach of, or default under, any Material Contract in any material respect, and no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) no Group Company has received or given a written notice of its intent to terminate, accelerate the performance of, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts.

3.10 Intellectual Property.

(a) Except as set forth on Schedule 3.10(a), the Group Companies exclusively own, or are sufficiently licensed or otherwise possess sufficient legal rights pursuant to a valid written agreement with respect to, all Intellectual Property (including Scheduled Company Intellectual Property) used in or necessary for the respective businesses of the Group Companies as currently conducted or currently contemplated by the Group Companies to be conducted, free and clear of all Encumbrances. All Intellectual Property created, developed or otherwise owned at any time by Holo S.A. has been assigned to a Group Company, and Holo S.A. has no ownership or rights to any Intellectual Property.

(b) Schedule 3.10(b) lists all: (i) patents and patent applications (including any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) owned by the Group Companies (“Company Patent Rights”), registered and pending applications for Trademarks, material unregistered Trademarks, registered Domain Names, and registered and pending applications for this subsection (i), collectively the “Scheduled Company Intellectual Property”), including whether each such item of Scheduled Company Intellectual Property is solely owned or co-owned and, where applicable, the jurisdictions, both domestic and foreign, in which each such item of Scheduled Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) licenses, sublicenses and other Contracts as to which any Group Company is a party and pursuant to which any Person other than such Group Company and its employees is authorized to use any Group Company Intellectual Property; (iii) licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use any third party’s Intellectual Property, as well as any royalties owed under each such agreement, other than “shrink wrap,” “click through” or similar non-negotiated generally available non-exclusive end-user license agreements for the internal use of widely available computer software that: (i) has not been modified or customized for any Group Company; (ii) has not been incorporated into, distributed with or used to develop any product of a Group Company; and (iii) is commercially available for an annual cost of less than $20,000 in the aggregate for all users’ use thereof; and (iv) all agreements to which any Group Company is a party that provide for an optional or contingent license, sublicense or other agreement of the type described in clauses (ii) or (iii) above in this paragraph.

(c) All Scheduled Company Intellectual Property is valid, enforceable, has been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned. No Group Company is obligated to pay any royalties and/or fees to any third party with respect to any Intellectual Property licensed to any Group Company, other than the royalties identified in Schedule 3.10(b). Except as set forth on Schedule 3.10(c), none of the Group Company Intellectual Property, and no Intellectual Property created or developed by or on behalf of a Group Company or Holo S.A., was developed, in whole or in part, using any funding, facilities, Intellectual Property, personnel or other resources of any Governmental Entity or academic institution. With respect to any funding, facilities, Intellectual Property, personnel or other resources of any Governmental Entity or academic institution obtained or used by any Group Company or Holo S.A., such Group Company or Holo S.A., as applicable, has been and is in full compliance with all Contracts and other Legal Requirements governing the receipt or use thereof, or governing any Intellectual Property developed in connection therewith. No Contract or Legal Requirement governing the receipt or use of any funding, facilities, Intellectual Property, personnel or other resources of any Governmental Entity or academic institution has rendered or renders any acquisition, alienation, or other transfer of any Group Company Intellectual Property ineffective. Except as set forth on Schedule 3.10(c), no current or former officer, employee, consultant, advisor or contractor of any Group Company or Holo S.A., in each case in the United States, has performed services for any Governmental Entity or educational institution during a period of time during which such individual was also performing services for any Group Company or Holo S.A.

(d) Except as set forth on Schedule 3.10(d), neither any Group Company nor Holo S.A. has received (i) any notice or communication from, or demand or claim by, any third party that any of the Group Company Intellectual Property, including any Company Patent Rights, are not solely owned by the Group Companies or that the Company Patent Rights are subject to a compulsory license, or (ii) any notice, communication, demand, or claim challenging the validity, enforceability, or scope of any of the Group Company Intellectual Property.

(e) To the Knowledge of the Company, no allowable, allowed, issued, or registered claims of the Company Patent Rights is subject to any competing or interfering claims by any third party. No allowable, allowed, issued, or registered claims of such Company Patent Rights has been the subject of any interference, re-examination, opposition, cancellation or invalidity proceedings and, to the Knowledge of the Company, there is no reasonable basis for any such interference, reexamination, opposition, cancellation or invalidity proceedings.

(f) Each of the Group Companies and Holo S.A. have taken the actions necessary to maintain the enforceability and registration of all Scheduled Company Intellectual Property. Except as set forth on Schedule 3.10(f), all annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert the Scheduled Company Intellectual Property due on or before the date hereof have been paid according to proper entity status in the relevant jurisdiction. The registrations of Company Patent Rights are in good standing and none of the Company Patent Rights have lapsed, been disclaimed or otherwise voluntarily limited in scope, or been dedicated to the public other than as indicated in Schedule 3.10(b).

(g) Each of the Group Companies and Holo S.A. have taken all commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of the Group Companies. Schedule 3.10(g) describes the material categories and subject matter areas of the Trade Secrets owned by Group Companies. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made.

(h) Except as set forth in Schedule 3.10(h), neither any Group Company nor Holo S.A. has received any invitation to license or charge, complaint, claim, demand, or notice that any Group Company or Holo S.A. has infringed, misappropriated, or acted in conflict with any Intellectual Property owned by any third party.

(i) The operation of the respective businesses of the Group Companies, as previously conducted, as currently conducted, and as currently planned by the Group Companies (as such plans are indicated or evidenced based on the Group Companies’ internal or published documents and written communications, and as such plans existed prior to entering into any Transaction Documents) to be conducted by the Group Companies, including the design, development, manufacturing, reproduction, licensing, sale, offer for sale, importation, distribution, provision, or use of any product of any Group Company, did not, does not and will not infringe, misappropriate, or otherwise violate any Intellectual Property of any third party. Neither any Group Company nor Holo S.A. has received any allegation of infringement or misappropriation of any Intellectual Property, or allegation or breach of any written agreement pertaining to any form of Intellectual Property.

(j) Except as disclosed on Schedule 3.10(j), to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any Group Company Intellectual Property, or any third party Intellectual Property rights licensed to any Group Company. Neither any Group Company nor Holo S.A. has, in the three (3) years preceding the date of this Agreement, sent to any third Person any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Group Company Intellectual Property.

(k) Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of this Agreement or the Transaction Documents will: (i) result in the forfeiture, cancellation, termination or other material impairment, the creation of any Encumbrance on, or breach of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies or Buyer to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property owned by or licensed to the Group Companies, including all Scheduled Company Intellectual Property; (ii) result in Buyer or any of its

Affiliates granting or licensing to any third party any Intellectual Property rights; (iii) result in the grant, license or assignment to any Person of any interest in or to any Intellectual Property owned by or licensed to any Group Company or (iv) result in Buyer or any of its Affiliates, or any Group Company, being obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts to, or other reductions in payment obligations of, any Person in excess of those provided to that Person prior to Closing. All Intellectual Property owned by or licensed to the Group Companies or Holo S.A. shall be available for use by Buyer or the Group Companies immediately after the Closing Date on identical terms and conditions to those under which the Group Companies or Holo S.A. owned or used such Intellectual Property prior to the Closing Date.

(l) Except as set forth on Schedule 3.10(l), each current and former officer, employee and consultant of each Group Company or Holo S.A., and each other Person who has contributed, developed, or conceived of any Intellectual Property for or on behalf of any of the Group Companies or Holo S.A., has executed and delivered to a Group Company or Holo S.A. (as applicable) an agreement in substantially the form or forms made available by the Company to Buyer, providing that such Group Company or Holo S.A. is the owner or assignee or is assigned ownership (pursuant to a present assignment) of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, in connection with the services such Person performs for such Group Company or Holo S.A.. All Persons who have contributed, developed, or conceived of any Intellectual Property for or on behalf of any of the Group Companies or Holo S.A. have assigned all of their rights therein to one of the Group Companies or Holo S.A., or the Group Companies or Holo S.A. have otherwise acquired all such rights under applicable Law, and all such parties have executed confidentiality agreements protecting the confidential information of the Group Companies and Holo S.A.. No Person (other than the Group Companies) has any reasonable basis for claiming any right, title or interest in and to any Group Company Intellectual Property. All individuals identified as inventors for each of the Company Patent Rights are the true and correct inventors of the respective patent or patent application.

(m) Each Group Company and Holo S.A. has entered into written confidentiality agreements with all current and former employees and consultants, and with all third parties to whom such Group Company or Holo S.A. has disclosed material confidential Intellectual Property.

(n) Neither any Group Company nor Holo S.A. nor any other Person acting on their behalf has disclosed, delivered or licensed to, agreed to disclose, deliver or license to, or permitted the disclosure or delivery to, any escrow agent or any other Person of any software source code owned or purported to be owned by a Group Company or Holo S.A. (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure, delivery or license by any Group Company or Holo S.A. or any Person acting on their behalf to any other Person of any Company Source Code. Schedule 3.10(n) identifies each Contract pursuant to which any Group Company or Holo S.A. has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any of the Company Source Code, and describes whether the execution and delivery of this Agreement or the consummation of the Transactions will, or would reasonably be expected to, result in the release from escrow of any Company Source Code.

(o) Schedule 3.10(o) identifies all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Apache License, and any other license meeting the Open Source Definition as promulgated by the Open Source Initiative or the Free Software Definition as promulgated by the Free Software Foundation, or any substantially similar license) (“Open Source Materials”) used, distributed or otherwise exploited by any Group Company or Holo S.A. in any way, identifies the license under which each such item of Open Source Material was used, and describes the manner in which such Open Source Materials were used (including whether (and, if so, how) the Open Source Materials were modified and/or distributed by any Group Company or Holo S.A.). Except as set forth in Schedule 3.10(o), the Group Companies and Holo S.A. (as applicable) are in compliance with the terms and conditions of all licenses for the Open Source Materials.

(p) Except as set forth in Schedule 3.10(p), neither any Group Company nor Holo S.A. has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Group Company Intellectual Property, Company Source Code or any product or service of a Group Company, (ii) distributed Open Source Materials in conjunction with any Group Company Intellectual Property, Company Source Code or any product or service of a Group Company, or (iii) otherwise used, derived from, distributed or otherwise exploited Open Source Materials in such a way that, with respect to (i), (ii) or (iii) above, creates or purports to create obligations for any Group Company or Holo S.A. with respect to any Group Company Intellectual Property or Company Source Code or grants or purports to grant to any third party any rights or immunities under Group Company Intellectual Property or Company Source Code, including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge or subject to a limitation on the amount that may be charged).

3.11 Legal Proceedings.

(a) Except as set forth in Schedule 3.11, there are no, and there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened against any Group Company or any Affiliate of any Group Company or any of their respective stockholders, members, officers, directors, managers, employees, or independent contractors with respect to the business of the Group Companies (or against any of Siemionow, Lewicki and Luciano, with respect to any matter), or which any of the foregoing are a plaintiff or complainant.

(b) There are not any (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting Seller or (ii) investigations by any Governmental Entity that are, to the Knowledge of the Company, pending or threatened against or affecting Seller that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the ability of Seller to timely consummate the Transactions and to perform its obligations under this Agreement and the Transaction Documents.

3.12 Orders.

(a) Except as set forth in Schedule 3.12, there is no, and there has not been an, Order or similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation or otherwise materially affects the ongoing business or any material assets or properties of any Group Company, and no Group Company is in breach of any such Order or similar award.

(b) There are not any outstanding Orders against or affecting Seller, that individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the ability of Seller to timely consummate the Transactions and to perform its obligations under this Agreement and the Transaction Documents.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth an accurate, current, and complete list of all Company Employee Benefit Plans.

(b) There has been made available to Buyer, with respect to each Company Employee Benefit Plan, the following (in each case, as applicable): (i) a copy of the current plan document (or in the case of an unwritten Company Employee Benefit Plan, a written description thereof) and related agreements (including trust agreements and insurance contracts and policies) and all amendments thereto; (ii) a copy of each current annual report and actuarial report (including all schedules and attachments); and (iii) all correspondence to and from any Governmental Entity.

(c) Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Legal Requirements. No Company Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. Except as may be required by applicable Legal Requirements, each Company Employee Benefit Plan can be amended, terminated, or otherwise discontinued, in each case without liability to any Group Company, other than normal administrative cost. No fiduciary has committed a breach of fiduciary duty that could subject any Group Company to any liability (including on account of an indemnification obligation). No Group Company has incurred any Taxes or penalties with respect to any Company Employee Benefit Plan, and nothing has occurred with respect to any Company Employee Benefit Plan that could reasonably be expected to subject a Group Company to any such Tax or penalty.

(d) All contributions, payments and obligations (including premiums, fees and expenses) in respect of a Company Employee Benefit Plan that are due and required under the terms of such Company Employee Benefit Plan, Contract, or applicable Legal Requirements have been fully and timely made, and all contributions and payments or other obligations that have accrued but are not yet due have either been made or have been reflected in full on the Company Financial Statements.

(e) No Group Company or any ERISA Affiliate of any Group Company has ever sponsored, maintained, contributed to or had any liability (contingent or current) with respect to a plan subject to ERISA.

(f) No Company Employee Benefit Plan provides welfare benefits (including retiree life insurance, retiree health benefits, and other retiree employee welfare benefits) to any Person for any reason after such Person terminates employment with a Group Company. No Group Company has any liability to provide, or ever represented, promised, or contracted (whether in oral or written form) to any Person that such Person would be provided with, post-termination welfare benefits. No Company Employee Benefit Plan provides, or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of a Group Company, or a beneficiary thereof.

(g) There are no claims or Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, against any of the Company Employee Benefit Plans, assets of any of the Company Employee Benefit Plans, or any administrator or fiduciary of any Company Employee Benefit Plan with respect to the operation of such Company Employee Benefit Plan, and there are no facts or circumstances that could form the basis for any such claims or Legal Proceedings.

(h) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and no Group Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No Group Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(i) Except as set forth in Schedule 3.13(i), neither the execution, delivery, or performance of this Agreement or the Transaction Documents, nor the consummation of the Transactions will or can reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former employee, officer, director or independent contractor of any Group Company to any payment (including severance pay or similar compensation), cancellation of Indebtedness, or increase in compensation; (ii) result in the acceleration of the time of payment, funding, or vesting under any Company Employee Benefit Plan; or (iii) result in any increase in benefits payable under any Company Employee Benefit Plan. No amount paid or payable (whether in cash, property, or the form of benefits) in connection with any Transaction will or may (either alone or upon the occurrence of any additional or subsequent events) be an “excess parachute payment” (within the meaning of Section 280G of the Code), or would constitute an “excess parachute payment” if such amount was subject to the provisions of Section 280G of the Code. No Group Company has any obligation to make a “gross-up” or similar payment with respect to any Taxes that may become payable under Section 4999 of the Code.

3.14 Insurance. No Group Company or, to the Knowledge of the Company, insurer, is in breach or default under any insurance policy of the Group Companies, if applicable.

3.15 Legal Requirements and Permits.

(a) Each of the Group Companies is, and has been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements. To the Knowledge of the Company, no Group Company has received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements.

(b) The Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement (each a “Permit”) necessary for or material to the conduct of the business as presently conducted, taken as a whole (collectively, the “Material Permits”). All Material Permits are set forth in Schedule 3.15(b). All fees and charges with respect to the Material Permits have been paid in full. All Permits issued to the Group Companies are set forth in Schedule 3.15(b), including the names of the Permits and their respective dates of issuance and expiration. The Material Permits are valid and in full force and effect and each Group Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to any Group Company.

(c) No Group Company has received any loans, grants, incentives or subsidies from any Governmental Entity (including under The Coronavirus Aid, Relief, and Economic Security Act or similar laws).

3.16 Environmental Matters. The Group Companies have no liability under environmental Laws, including with respect to any release of, or exposure to, any Hazardous Materials.

3.17 Relationships with Related Persons.

(a) Except as set forth in Schedule 3.17, no Group Company is a party to any Contract or arrangement with Holo S.A., Seller, any Affiliate of Seller or Holo S.A., or any current or former equityholder, employee, officer or director (or comparable position) of any Group Company, Holo S.A., Seller or any Affiliate of Seller, other than employee benefits provided by the Group Companies in the Ordinary Course of Business applicable to employees generally.

(b) Except as set forth in Schedule 3.17, none of Seller, Holo S.A., any Affiliate of Seller or Holo S.A., or any current or former equityholder, employee, officer or director (or comparable position) of any Group Company, Seller, Holo S.A. or any Affiliate of Seller, (i) has an interest in any tangible or intangible asset, right or interest necessary for, or used in, the operation of the business as presently conducted or contemplated to be conducted by the Group Companies or (ii) is or has an interest in, directly or, to the Knowledge of the Company, indirectly, any Person that is a material business partner or competitor of any Group Company.

3.18 Employees; Employment Matters and Independent Contractors.

(a) None of the Group Companies is bound by or subject to any collective bargaining or similar agreement or other Contract with any labor union or works council. To the Knowledge of the Company, no labor union or works council has requested or has sought to represent any of the employees of the Group Companies. As of the date hereof and within the twelve (12) months prior to the date hereof, there is no, nor has there been any strike, lockout, work stoppage, slowdown, picketing or other labor dispute involving the employees of the Group Companies pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the Latest Balance Sheet Date that would violate or require notice under the any plant closing or mass layoff statute, rule or regulation, and no Group Company has any outstanding liability under any such Law.

(b) Each Group Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including discrimination, harassment, retaliation and equal employment opportunity laws), terms and conditions of employment, classification of employees (as exempt or non-exempt for overtime purposes and as an employee or independent contractor), applicable plant closing or employee layoff or termination acts, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Each Group Company has properly completed and retained a Form I-9 with respect to each of its current and past United States employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its United States employees and has provided to Buyer complete and accurate copies of all such requested Form I-9s, together with copies of the employees’ supporting documentation evidencing that the employees have valid work authorization to be employed by the Group Companies in the United States. All other employees of the Group Companies, outside of the United States, are also legally authorized to work in the jurisdiction where they are located. All material payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company.

(c) To the Knowledge of the Company, no employee or independent contractor of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement or restrictive covenant that would materially restrict the performance of such Person’s employment duties with any Group Company or the ability of any Group Company to conduct its business.

(d) The Group Companies have complied in all material respects with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(e) The Group Companies have correctly classified under all applicable Laws those individuals performing services as common law employees, statutory employees, leased employees, independent contractors or agents.

(f) Schedule 3.18(f) sets forth the name of each employee of the Group Companies as of the date hereof, and indicates for each such employee, that employee’s hourly wage or annual salary (as applicable), location of work, exemption status, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of hire, position and whether the employee is on leave and if so, the type of leave, when the leave commenced, and when the leave is expected to end. Schedule 3.18(f) also sets forth a list of all independent contractors, consultants and temporary workers, leased employees and staffing agency employees engaged by the Group Companies as of the date hereof, along with the general nature of services provided by each such Person, date of retention, location of work and rate of remuneration for each such Person.

(g) Except as set forth on Schedule 3.18(g), all current and former individuals performing services to any Group Company have been engaged pursuant to a written contract, such contract which accurately reflects the material terms of the services performed or to be performed.

(h) The Group Companies have not discharged any employees before or in connection with the Transaction that would trigger any obligations for Buyer under applicable plant closing or mass layoff laws.

(i) No Group Company has any liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as an independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits in any amount from any Group Company under any applicable Law or Company Employee Benefit Plan that he or she has not received.

(j) Siemionow is a resident of the State of Illinois. Lewicki is a resident of the State of Oklahoma.

3.19 Material Suppliers. Schedule 3.19 sets forth a true and complete list of the ten (10) largest suppliers of the Group Companies on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the twelve (12)-month period ended June 30, 2020. There exists no condition or event that, after notice or passage of time or both, would constitute a default by any party under any Contract with any Material Supplier. Since January 1, 2017, there has been no adverse modification or change in the business relationship of any Group Company, on the one hand, and any Material Supplier, on the other hand, except for Contracts that have expired in accordance with their terms. There exists no event, condition or circumstance that would reasonably be expected to give rise to a dispute with any Material Supplier.

3.20 Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Seller, Holo S.A. or any Group Company for which Buyer or any Group Company would be liable following the Closing.

3.21 Compliance with Anti-Corruption Laws; Absence of Certain Payments; Export Control and Trade.

(a) No employee, agent, or representative of the Group Companies has at any time: (i) violated or engaged in any activity, practice or conduct which would violate the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of applicable Law; or (iii) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) influencing any official act or decision of such official, party or candidate, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist the Group Companies in obtaining or retaining business for or with, or directing business to, any Person.

(b) The Group Companies and their Affiliates have maintained procedures, to the extent reasonably necessary, to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law in all material respects.

(c) To the Knowledge of the Company, no employee, agent, or representative of the Group Companies is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(d) The Group Companies have at all times complied with all Laws relating to export control and trade sanctions or embargoes in all material respects.

3.22 Regulatory Matters.

(a) The Company has made available to Buyer (i) a copy of any current FDA regulatory compliance program materials for each of the Group Companies and (ii) copies of any written complaints received from employees, independent contractors, vendors, physicians or any other person asserting that any Group Company, or any Person acting on their behalf, has violated any Legal Requirement.

(b) Each of the Group Companies has complied in all material respects with all Regulatory Laws pertaining to its business. No Legal Proceedings or Orders are pending, or to the Knowledge of the Company threatened, against any Group Company under any such Regulatory Laws. No Group Company nor to the Knowledge of the Company any of their respective stockholders, members, officers, directors, managers, employees, independent contractors, distributors or agents has been (i) debarred, delisted or similarly punished under any Regulatory Law; or (ii) convicted of any crime, or to the Knowledge of the Company engaged in any conduct, for which such a punishment is mandated or permitted.

(c) All inspections conducted by any Governmental Entity of any facility, operation or activity of the Group Companies (or, to the Knowledge of the Company, of any third party contractor providing finished goods or sterilization services to the Group Companies) are set forth on Schedule 3.22(c). The Group Companies have accurately and completely responded to, and fully resolved, all issues raised in such inspections of the Group Companies. The Group Companies have not received notice (or otherwise have Knowledge) of any actions, citations, decisions, information requests, warning letters, or untitled letters directed to any Group Company from any Governmental Entity.

(d) No product of the Group Companies is or has been (i) adulterated or misbranded within the meaning of any Regulatory Law, (ii) developed, researched, investigated, manufactured, distributed, marketed, advertised, promoted, sampled or sold in material violation of any Regulatory Law or with any other requirements of applicable Governmental Entities, (iii) sold prior to receiving any required approvals or clearances from any applicable Governmental Entity, (iv) exported or imported in violation of any Regulatory Law, or (v) to the Knowledge of the Company, subject to any seizure, injunction or import/export restrictions.

3.23 Healthcare Compliance.

(a) There is no Legal Proceeding or Order, received or, to the Knowledge of the Company, threatened against any Group Company that relates to a violation of any Law pertaining to governmental health care programs or which could result in the imposition of penalties against or the exclusion of any Group Company from participation in any such health care program. No Group Company, nor to the Knowledge of the Company any of their respective stockholders, members, officers, directors, managers, employees, independent contractors, distributors or agents, has engaged in any activity which could be reasonably expected to result in civil penalties or mandatory or permissive exclusion from any applicable governmental health care program.

(b) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and, to the Knowledge of the Company, any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.

(c) Since inception, no Group Company has had any manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Entity and alleging or asserting noncompliance with any applicable Laws, Permits, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action.

(d) All preclinical and clinical trials that have been or are being conducted by or on behalf of, or sponsored by, the Group Companies, or in which a Group Company or its products have participated were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, the Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended), and all applicable Laws governing performance evaluations and clinical trials with medical devices. The Group Companies have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trial conducted by or on behalf of a Group Company, or in which a Group Company has participated. Schedule 3.23(d) lists all clinical trials and clinical trial sites for the products of the Group Companies and whether the Company has conducted a regulatory and quality assessment and audit of such site. To the Knowledge of the Company, all material observations resulting from such assessments and audits have been remediated.

(e) No Group Company is the subject of any pending or, to the Knowledge of the Company, threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

3.24 Title, Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.24(a), the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Liens.

(b) The buildings, plants, structures, and equipment owned or leased by the Group Companies are in all material respects in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance conducted in the Ordinary Course of Business that is not material in nature or cost, individually or in the aggregate.

(c) The assets and properties of the Group Companies constitute in all respects all of the tangible and intangible assets, rights, interests and other properties necessary and sufficient to operate the business of the Group Companies as presently conducted.

(d) To the Knowledge of the Company, the descriptions of, and results of, the studies, tests, development and trials conducted by or on behalf of the Group Companies that have been provided or made available to the Buyer (disregarding Section 1.02(c)) are accurate and complete. To the Knowledge of the Company, there are no studies, tests, development or trials the results of which reasonably call into question the development, commercialization or use of the Product.

3.25 Data Protection and Privacy.

(a) Each Group Company and, to the Knowledge of the Company, each Person who Processes Personal Data on their behalf, has: (i) complied in all material respects with any Company Privacy Policies and Data Protection Requirements; (ii) obtained and maintained all material registrations and notifications required under Data Protection Requirements, and ensured that any Processing of Personal Data by or on its behalf has been in accordance with and complied with such registrations and notifications in all material respects; (iii) duly provided all individuals with any information notices and acquired any consents to the Processing of their data to the extent required under Data Protection Requirements, and reasonably ensured that any Processing of Personal Data by or on its behalf has been in accordance with and complied with such notices and consents in all material respects; and (iv) in place written agreements with any third party which has access to or Processes Personal Data on behalf of any Group Company, including processors, that include any required provisions under Data Protection Requirements and that reasonably require that the third party complies at all times with Data Protection Requirements and respects and maintains the confidentiality, integrity, and security of the Personal Data.

(b) As at the date hereof: (i) each Group Company is in compliance in all material respects with the terms of all Contracts to which it is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the Processing of Personal Data); (ii) no Group Company has received a notice (including any enforcement notice), letter, inquiry or complaint from a supervisory authority, Governmental Entity or any Person alleging violation or potential violation of Data Protection Requirements, nor has it been involved in any litigation or enforcement activity with respect to its Processing of Personal Data; (iii) no Person has been awarded compensation by any Governmental Entity, self-regulatory or supervisory authority or by a court of law from any Group Company under any Data Protection Requirements; (iv) to the Knowledge of the Company no request has been made by any Person to, or order has been made by any Governmental Entity, self-regulatory or supervisory authority, or a court of law against, any Group Company for access to, the rectification, restriction, blocking, erasure or destruction of any Personal Data under any Data Protection Requirements; and (v) no Group Company has transferred Personal Data outside of the European Economic Area other than in compliance with Data Protection Requirements.

(c) Neither the execution, delivery, or performance of this Agreement or the Transaction Documents, nor the consummation of the Transactions, nor the Company’s provision to Buyer of Personal Data, Information Technology Systems or any other data or information in the databases of the Group Companies, will result in any violation of any Company Privacy Policy, Contract, or any Data Protection Requirements pertaining to privacy, Personal Data, data security, or Malicious Code. Following the Closing Date, Buyer and the Group Companies will be entitled to Process the Personal Data Processed or otherwise in the possession or control of the Group Companies (or Persons acting on their behalf), or that are otherwise used by, relied on, or necessary for operation of the Group Companies’ business, after the Closing Date in the manner in which and on substantially the same terms that Personal Data was processed by the Group Companies in the course of business prior to the Closing Date, without violation of any Data Protection Requirements or any Company Privacy Policy.

(d) Each Group Company that processes Personal Data or as otherwise required by Privacy Requirements has established an Information Security Program, and there have been no actual or, to the Knowledge of the Company, threatened violations of said Information Security Program. Each Group Company has tested and maintained its Information Security Program as required by Privacy Requirements and in a commercially reasonable manner and remediated all critical, high and medium risks, to the extent applicable, and, to the Knowledge of the Company, the Information Security Program has proven sufficient and compliant with Data Protection Requirements in all material respects. The Information Technology Systems operate and perform as is necessary to conduct the business of the Group Companies in all material respects and do not contain any Malicious Code.

(e) No Group Company has ever suffered a Data Breach or has been adversely affected by any Malicious Code or denial-of-service attacks, and, to the Knowledge of the Company, there has been no unauthorized or illegal use of or access to the Information Technology Systems or material breach of any Contracts relating to such systems and the data hosted therein. To the Knowledge of the Company, no third party service provider working on behalf of a Group Company has had a Data Breach with respect to any data collected or used in connection with the operation of the business. No Group Company has notified, nor been required to notify, any data subject or Governmental Entity or supervisory authority of any Data Breach.

(f) The Group Companies and its products and services operate and comply with and have complied with any business associate agreements including any such agreements executed in accordance with HIPAA, the Privacy Rule, the Security Rule and HITECH with all respective customers, vendors, and suppliers, in each case in all material respects. The Company has adopted written privacy and security compliance policies and procedures to the extent required by business associate agreements and Data Protection Requirements, and has conducted HIPAA risk assessments, to the extent required by and in accordance with all applicable business associate agreements and Data Protection Requirements.

For purposes of this Section 3.25, the words “processor” shall have the meaning given to them under Data Protection Requirements.

3.26 Investment Representations.

(a) Purchase Entirely for Own Account. The Securities will be acquired for investment for Seller’s own account (or the account of its affiliates), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable law. Seller has no present intention of selling, granting any participation in or otherwise distributing the same to any other person.

(b) Disclosure of Information. Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of Buyer.

(c) Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. No Seller has been organized for the sole purpose of acquiring the Securities.

(d) Accredited Seller. Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(e) Restricted Securities. Seller understands that the Securities it is purchasing are characterized as “restricted securities”, under the Securities Act of 1933 and the rules and regulations thereunder.

(f) Ownership. Prior to the Closing, no Seller Group Member or any Affiliate thereof owned beneficially or of record any shares of Buyer Common Stock or had the right to vote or control the vote of any shares of Buyer Common Stock.

No Other Representations or Warranties. Except for the representations and warranties of the Seller Group Members set forth in this Agreement, Buyer hereby acknowledges and agrees that neither the Seller Group Members, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Seller Group Members or Group Companies, or their respective businesses or operations, including with respect to any information provided or made available to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Reports filed with or furnished to the SEC after January 1, 2018 and prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” section of such Buyer SEC Reports) Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

4.01 Existence and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and full authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted. Buyer is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. There is no pending, or to the Knowledge of Buyer, threatened, action for the dissolution, liquidation or insolvency of Buyer.

4.02 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party (or is contemplated to be a party at the Closing) by Buyer and the consummation of the Transactions have been (or will be prior to the Closing) duly and validly authorized by all required corporate action on behalf of Buyer. Assuming that this Agreement is a valid and binding obligation of the Seller Group Members, this Agreement and each of the other Transaction Documents to which Buyer is a party (or is contemplated to be a party at the Closing) constitutes (or, with respect to the Transaction Documents that are not contemplated to be executed and delivered as of the date hereof, will constitute at the Closing) a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03 No Violations; Consents.

(a) The execution and delivery of this Agreement by Buyer and the execution and delivery of the other Transaction Documents to which Buyer is a party does not, and the performance and compliance with the terms and conditions hereof and thereof by Buyer and the consummation of the Transactions by Buyer will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Buyer or, assuming that the consents, approvals, authorizations, notices, reports and other filings described in Section 4.03(b) have been made or obtained, as applicable, and any waiting periods thereunder have been terminated or expired, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i) the Governing Documents of Buyer; or

(ii) any Law or Order applicable to Buyer or by which any property or asset of Buyer is bound or affected;

except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except (i) for the applicable requirements of the HSR Act, (ii) for the federal securities Laws and any U.S. state securities or “blue sky” laws, (iii) for the rules and regulations of Nasdaq, and (iv) as would not have a Buyer Material Adverse Effect, Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing) or the consummation of the Transactions and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer, in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to which it a party (or is contemplated to be a party at the Closing) or the consummation of the Transactions.

4.04 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock. As of September 25, 2020, (the “Buyer Capitalization Date”), 75,147,246 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, there were 5,231,695 shares of Buyer Common Stock issuable upon the exercise of outstanding Buyer Stock Options, 1,781,337 shares of Buyer Common Stock subject to outstanding Buyer Restricted Stock Awards (assuming achievement of any applicable performance goals at the target level), and 1,428,344 shares of Buyer Common Stock held in treasury. From the Buyer Capitalization Date to the date of this Agreement, Buyer has not issued any (i) Buyer Preferred Stock or shares of Buyer Common Stock, except pursuant to the exercise of Buyer Stock Options and the settlement of Buyer Restricted Stock Awards and Buyer Restricted Stock Unit Awards, in each case in accordance with their terms, or (ii) Buyer Stock Options, Buyer Restricted Stock Awards, or Buyer Restricted Stock Unit Awards, except to directors, employees and contractors of Buyer and its Subsidiaries in the Ordinary Course of Business.

(b) Except as set forth above in Section 4.04(a), as of the Buyer Capitalization Date, no shares of capital stock of Buyer are issued and outstanding and Buyer does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Buyer, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Buyer, or any stock or securities convertible into or exchangeable for any capital stock of Buyer; and Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Buyer. Except as set forth above in Section 4.04(a), as of Buyer Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Buyer or any of its Subsidiaries), that are convertible into or exercisable for a share of Buyer Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Buyer Common Stock.

(c) The issued and outstanding shares of Buyer Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. Buyer has no rights plan, “poison-pill” or other similar agreement or arrangement that is, or at the Closing shall be, applicable to Buyer, the Buyer Common Stock, or the Transactions.

4.05 Subsidiaries. Buyer and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the Ordinary Course of Business in accordance with Buyer’s investment policy or that constitute cash or cash equivalents. Schedule 4.05 sets forth, as of the date of this Agreement, each of Buyer’s material Subsidiaries and the ownership interest of Buyer in each such material Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, Buyer and each material Subsidiary of Buyer, as applicable, are validly issued, fully paid and non-assessable and are owned of record and beneficially by Buyer, directly or indirectly. Buyer owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, free and clear of any Encumbrances other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, as applicable, are the sole outstanding securities of such Subsidiaries. The material Subsidiaries of Buyer do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Buyer nor any of its material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Buyer.

4.06 Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer, that (a) challenge the validity or enforceability of Buyer’s obligations under this Agreement or the other Transaction Documents to which Buyer is or is contemplated to be a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Buyer of the Transactions or (c) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.07 SEC Filings and Financial Statements.

(a) Buyer and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Buyer or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2018 (as such documents and documents furnished to the SEC since January 1, 2018 have since the time of their filing been amended or supplemented and to the extent publicly available, the “Buyer SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Buyer SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Buyer SEC Reports, and, to the Knowledge of Buyer, none of the Buyer SEC Reports is subject to ongoing SEC review.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

4.08 Legal Requirements. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, neither Buyer nor its Subsidiaries is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

4.09 Securities Act. The Shares to be purchased by Buyer pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.

4.10 Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with Transaction based on any agreement made by or on behalf of Buyer.

4.11 Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either its present or future creditors.

No Other Representations or Warranties. Except for the representations and warranties of Buyer set forth in this Agreement, the Seller Group Members hereby acknowledge and agree that neither Buyer nor any of its Affiliates, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Securities or Buyer, any of its Affiliates or their respective businesses or operations, including with respect to any information provided or made available to the Seller Group Members or the Company.

ARTICLE V

COVENANTS OF THE SELLER GROUP MEMBERS PRIOR TO THE CLOSING

5.01 Conduct of the Business.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (1) as set forth in Schedule 5.01, or (2) if Buyer shall have consented in writing, Seller will cause the Group Companies to conduct their business in the Ordinary Course of Business, Seller shall cause the Group Companies to use their respective commercially reasonable efforts to maintain and preserve their business organization, relationships with their current employees and independent contractors, goodwill and business relationships with customers, suppliers, creditors, lessors, distributors, licensors, partners, business associates, Governmental Entities and other Persons with which the Group Companies have business relations. Without Buyer’s consent in writing, Seller will cause the Group Companies not to:

(i) issue, sell or deliver any of the Company’s or any other Group Company’s equity securities or issue or sell any securities convertible into, or options or other rights with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s or any other Group Company’s equity securities;

(ii) recapitalize, reclassify, combine, split, subdivide or redeem, declare any stock or equity dividend, purchase or otherwise acquire or otherwise make any change in, directly or indirectly, any Group Company’s equity interests or make any other change with respect to any Group Company’s capital structure;

(iii) amend its Governing Documents;

(iv) create any new Subsidiary;

(v) incur any Indebtedness;

(vi) (A) sell, assign or transfer any material portion of its tangible assets, or (B) mortgage, encumber, pledge, or impose or permit to be imposed any Encumbrance upon any of its assets;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of any of the Group Companies, or permit any Group Company to be subject to an action for liquidation, dissolution, liquidation, bankruptcy or insolvency;

(viii) sell, assign, transfer, license, abandon, cancel or permit to lapse any Intellectual Property, or otherwise sell, assign or license any Intellectual Property;

(ix) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof;

(x) terminate, cause the termination of, amend, renew, modify or extend any Material Contract in any respect, or waive or release any rights or claims thereunder;

(xi) pay, discharge or satisfy any material claims or liabilities, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xii) directly or indirectly, merge with or into, consolidate with or acquire any asset out of the Ordinary Course of Business of, make any capital contributions to, or investments in, or any advance or loan to, or acquire the securities of, any other Person;

(xiii) make any capital expenditures or commitments therefor in an amount greater than $100,000 in the aggregate;

(xiv) make any change in any method of accounting or accounting practice or policy other than as required by changes in Law or GAAP that become effective after the date hereof;

(xv) enter into any transaction with any of its directors, officers, independent contractors or employees;

(xvi) except as required under the terms of any Company Employee Benefit Plan as in effect on the date hereof, (i) increase salaries, bonuses or other compensation or remuneration and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (ii) increase the benefits provided to any Person under any Company Employee Benefit Plan; (iii) hire or engage the services of any Person; or (iv) terminate or amend any Company Employee Benefit Plan or adopt any new arrangement for the benefit or welfare of any officer or employee, director or other service provider of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(xvii) settle or compromise any Legal Proceeding;

(xviii) cancel any material third-party indebtedness owed to any Group Company;

(xix) recognize any labor union or enter into, modify, or amend any collective bargaining agreement or engage in any communications with any labor union regarding any Party’s anticipated actions on or after the Closing with respect to such union;

(xx) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xxi) declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property; or

(xxii) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller will cause the Company to provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all books and records of the Group Companies in order for Buyer to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Buyer and the Buyer’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law. Buyer acknowledges that Buyer is and remains bound by the Confidentiality Agreement).

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller shall, and shall cause the Company to, use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 5.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Seller’s obligations under this Agreement. During the period prior to the Closing Date, Seller shall, and shall cause the Group Companies to, act diligently and reasonably and shall, use their, and shall cause the Group Companies to use their, respective commercially reasonable efforts to secure any consents, waivers and approvals of any third party (other than with respect to any Regulatory Approvals, which shall be subject to Section 7.01) required to be obtained to consummate the transactions contemplated by this Agreement.

5.04 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Seller shall not, and Seller shall cause the Group Companies not to, take any action to directly or indirectly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Buyer and the Buyer’s Representatives) concerning any purchase of any of the Shares or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (each such transaction, an “Acquisition Transaction”). Seller will, and Seller will cause the Group Companies to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Buyer and the Buyer’s Representatives) conducted heretofore with respect to any Acquisition Transaction and (b) any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Acquisition Transaction. Promptly following the date hereof, Seller will, and Seller will cause the Group Companies to, send “return or destroy” letters to all Persons (other than the Buyer) that received confidential information in connection with an Acquisition Transaction.

5.05 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof any Seller Group Member becomes aware of any fact or condition that constitutes a breach of any representation or warranty made by a Seller Group Member in Article III or of any covenant that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, such Seller Group Member will disclose in writing to Buyer such breach.

5.06 Regulation S-X. Prior to Closing, the Seller Group Members shall promptly provide, and shall cause the Group Companies to promptly provide, updated financial statements of the Group Companies that are necessary or advisable, in the reasonable opinion of Buyer, to enable Buyer to prepare financial statements in compliance with the requirements of Regulation S-X of the Securities and Exchange Commission. Without limiting the generality of the foregoing, prior to Closing, the Seller Group Members shall provide, and shall cause the Group Companies to provide, updated monthly financial statements of the Group Companies within five (5) Business Days after the end of each month and updated quarterly financial statements of the Group Companies within ten (10) Business Days after the end of each quarter, in each case prepared on a consistent basis with the Interim Company Financial Statements.

5.07 Assignments. Seller shall take the actions set forth on Schedule 5.07.

5.08 280G Approvals. At least three Business Days prior to the Closing Date, Seller shall cause the Company to submit to the Company’s stockholders for approval (in a form and manner satisfactory to Buyer), by the number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, all payments and benefits that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”), which determination shall be made by the Company and shall be subject to the review and reasonable approval by Buyer, so that such payments and benefits shall not be deemed to be Parachute Payments. Prior to the Closing Date, Seller shall cause the Company to deliver to Buyer evidence satisfactory to Buyer that (i) a stockholder vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Approval”), or (ii) the 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the Transactions that constitute Parachute Payments entered into a waiver of each such Person’s right to receive or retain any Parachute Payments, each in a form and substance reasonably acceptable to Buyer, such Parachute Payments shall not be made or retained.

5.09 Polish Certificates. Seller shall use its, and shall cause the Group Companies to use their, respective commercially reasonable efforts to obtain and provide the Polish Certificates to Buyer prior to the Closing; provided if such certificates are not provided prior to Closing, Seller shall use its commercially reasonable efforts to obtain and provide the Polish Certificates to Buyer promptly following the Closing. For the avoidance of doubts, the obligation to obtain and provide to Buyer the Polish Certificates does not constitute a condition to Closing.

ARTICLE VI

COVENANTS OF BUYER PRIOR TO THE CLOSING

6.01 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Buyer becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Buyer will disclose in writing to the Company such breach.

6.02 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.02 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Buyer’s obligations under this Agreement.

ARTICLE VII

COVENANTS OF PARTIES PRIOR TO THE CLOSING

7.01 Regulatory Filings.

(a) Within ten (10) days after the date hereof, the Parties shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates, including the Group Companies, under the HSR Act with respect to the Acquisition. In connection therewith, if requested by Buyer, the Parties shall request early termination of any waiting period under the HSR Act. The Parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals (other than the HSR Approval or other filings under Antitrust Laws) as set forth in Schedule 7.01. Buyer and Seller shall, and Seller shall cause the Company to: (i) cooperate and coordinate with the other Parties in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the Transactions; (ii) respond to any requests for additional information made by any Governmental Entity; (iii) upon the terms and subject to the conditions set forth in this Agreement, use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under any applicable Laws as soon as reasonably practicable; (iv) provide the other Parties with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Entity, except for the premerger notification and report forms (and any attachments thereto) prepared and submitted pursuant to the HSR Act, written communications regarding the same, or documents or information submitted in response to any formal or informal request from the FTC or DOJ for additional information or documents pursuant to the HSR Act, to the extent that any such material reveals any Party’s negotiating objectives, strategies, or consideration expectations, in which event such material may be withheld or its disclosure limited to the other Party’s external counsel, and such receiving Party shall consider any such received comments in good faith; (v) advise the other Parties (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals, except for the premerger notification and report forms (and any attachments thereto) prepared and submitted pursuant to the HSR Act, written communications regarding the same, or documents or information submitted in response to any formal or informal request from the FTC or DOJ for additional information or documents pursuant to the HSR Act, to the extent that any such material reveals any Party’s negotiating objectives, strategies, or consideration expectations, in which event such material may be withheld or its disclosure limited to the other Party’s external counsel; and (vi) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular Party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information required to be shared under this Section 7.01(a), in which event disclosure of such material may be limited to the other Party’s external counsel. The Parties shall not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent.

(b) Notwithstanding anything to the contrary in this Agreement, in no event will Buyer or any of its respective Subsidiaries, be required to (and in no event will the Company, and the Company will cause its Subsidiaries not to, without the prior written consent of Buyer) (x) commit, agree or submit (or offer to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of the Group Companies or Buyer or any of its Subsidiaries, or (y) commit, agree, or submit (or offer to commit, agree, or submit) to any action or agree to any remedies, terms or conditions in connection with its obligations under this Agreement; provided, that if Buyer requests, Seller shall, and shall cause the Group Companies to, take such actions so long as they are conditioned on the consummation of the Transactions.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Acquisition are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in Section 3.04 and Section 3.26 shall be true and correct in all respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date, (ii) the other Seller Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (iii) all other representations and warranties contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a)) at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a))) has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) The Seller Group Members will have performed and complied with in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) There will not have been a Material Adverse Effect since the date hereof;

(d) The applicable waiting periods under the HSR Act will have expired or been terminated;

(e) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Law that is in effect and that prevents the performance of this Agreement or the consummation of any of the Transactions, or makes unlawful the Transactions, and no Legal Proceeding shall be pending or threatened that, if successful, would prevent the performance of this Agreement or the consummation of any of the Transactions or make unlawful the Transactions;

(f) All deliveries pursuant to Section 2.07 shall have been delivered;

(g) The Initial Stock Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by Nasdaq, subject to official notice of issuance, to the extent required by the rules of Nasdaq;

(h) The Employment Agreements shall not have been terminated by Luciano or Siemionow, respectively, and neither Luciano’s nor Siemionow’s employment or consulting relationship with the Group Companies shall have terminated prior to Closing;

(i) The Seller Group Members will have delivered to Buyer each of the following:

(i) a certificate executed by each Seller Group Member, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a), Section 8.01(b) and Section 8.01(c) have been satisfied (the “Company Closing Certificate”);

(ii) a certificate signed by an authorized officer of Seller (A) setting forth all Company Transaction Expenses and the amount thereof, and (B) certifying that none of the Group Companies has any outstanding Indebtedness.

8.02 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller in writing) of the following conditions as of the Closing Date:

(a) (i) The Buyer Fundamental Representations will be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not have, a Buyer Material Adverse Effect;

(b) Buyer will have performed and complied with in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods under the HSR Act will have expired or been terminated;

(d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Law that is in effect and that prevents the performance of this Agreement or the consummation of any of the Transactions or makes unlawful the Transactions;

(e) The Initial Stock Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by Nasdaq, subject to official notice of issuance, to the extent required by the rules of Nasdaq; and

(f) Buyer will have delivered to Seller a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), have been satisfied (“Buyer Closing Certificate”).

ARTICLE IX

INDEMNIFICATION

9.01 Survival.

(a) General Survival. Subject to Section 9.01(b), the representations and warranties made by the Seller Group Members in this Agreement (in each case other than the Seller Fundamental Representations and the representations set forth in Section 3.10, Section 3.21, Section 3.22, Section 3.23 and Section 3.25) shall survive the Closing Date until 11:59 pm (Chicago time) on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Seller Fundamental Representations; Special Representations. Notwithstanding anything to the contrary contained in Section 9.01(a), (i) the Seller Fundamental Representations shall survive the Closing Date until 11:59 pm (Chicago time) on the date that is seven (7) years following the Closing Date, and (ii) the representations set forth in Section 3.10 (other than the portions thereof that are Seller Fundamental Representations), Section 3.21, Section 3.22, Section 3.23 and Section 3.25 shall survive the Closing Date until 11:59 pm (Chicago time) on the date that is thirty-six (36) months following the Closing Date; provided, however, that if, at any time on or prior to such time, any Buyer Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

(c) Buyer Representations. All representations and warranties made by Buyer shall terminate and expire as of the Closing Date, and any liability of Buyer with respect to such representations and warranties shall thereupon cease.

9.02 Indemnification.

(a) Indemnification of Buyer Indemnitees. From and after the Closing (but subject to Section 9.01, the Seller Group Members shall hold harmless, indemnify and defend each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by any Seller Group Member in this Agreement;

(ii) any (A) Company Transaction Expenses, (B) Indebtedness, (C) Holo S.A. Liabilities or (D) Reorganization Liabilities; and

(iii) any breach of any covenant or obligation of any Seller Group Member in this Agreement.

(b) Indemnification of Seller Indemnitees. From and after the Closing (but subject to Section 9.01), Buyer shall hold harmless, indemnify and defend each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of: any breach of any covenant or obligation of Buyer in this Agreement.

(c) Damage to Buyer. The Seller Group Members and Buyer acknowledge and agree that, if any Group Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement, then (without limiting any of the rights of Group Companies as Buyer Indemnitees), Buyer shall also be deemed, by virtue of its ownership of the Group Companies, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) Seller Liability; No Right of Contribution. The obligations of the Seller Group Members under Section 9.02(a) and Section 11.01(a) shall be joint and several; provided that Lewicki shall be solely and fully responsible for a breach of Section 11.02 or Section 11.03 by Lewicki, and Siemionow shall be solely and fully responsible for a breach of Section 11.02 or Section 11.03 by Siemionow. No Seller Group Member shall have any right of indemnity, right to receive reimbursements or advancement of expenses or to obtain damages (whether through an action for contribution or otherwise, including if applicable in his or her capacity as a director or officer), from the Buyer or any of its Subsidiaries, any Group Company or any of their respective Representatives with respect to any breach, or alleged breach, of any representation, warranty, covenant or agreement hereunder and each Seller Group Member hereby releases, waives and discharges any such rights and all other rights in connection herewith against each such person.

(e) Knowledge. For clarity, a Person’s right to indemnification for Damages or other remedies pursuant to this Article IX shall not be affected or deemed waived by reason of any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Person (or any Representatives of such Person) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the breach or inaccuracy (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Damages.

9.03 Limitations.

(a) Basket. Subject to Section 9.03(b), the Seller Group Members shall not be required to make any indemnification payment pursuant to Section 9.02(a)(i) for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, pursuant to Section 9.02(a)(i), exceeds $300,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(b) Applicability of Basket. The limitations set forth in Section 9.03(a) shall not apply: (i) to inaccuracies in or breaches of any of the Seller Fundamental Representations; or (ii) to any of the matters referred to in Sections 9.02(a)(ii) and Section 9.02(a)(iii).

(c) Cap. Subject to Section 9.03(d), the Seller Group Members shall not have any liability for monetary damages under Section 9.02(a)(i) in excess of an amount equal to $10,000,000.

(d) Applicability of Cap. The limitation set forth in Section 9.03(c) shall not apply: (i) to inaccuracies in or breaches of any of the Seller Fundamental Representations; or (ii) to any of the matters referred to in Sections 9.02(a)(ii) and Section 9.02(a)(iii).

(e) Purchase Price Cap. Subject to Section 9.03(f), the Seller Group Members shall not have any liability for monetary damages under Sections 9.02(a)(i) in excess of an amount equal to the sum of (a) $42,000,000 and (b) if any, and to the extent earned, the Earnout Consideration.

(f) Applicability of Cap. The limitation set forth in Section 9.03(e) shall not apply to any of the matters referred to in Sections 9.02(a)(ii) and Section 9.02(a)(iii).

9.04 Determination of Amount. In calculating any Damage, such amounts shall be net of any third party insurance (for which premiums have been paid by the Group Companies prior to the Closing), indemnification or other proceeds which have actually been recovered by the Buyer Indemnitee, net of reasonable expenses incurred by the Buyer Indemnitee in obtaining such recovery (including any applicable increases in premiums or deductibles in respect of any third party insurance).

9.05 Claim Procedures.

(a) Third Party Claims. In order for a Buyer Indemnitee to be entitled to any indemnification provided for under Section 9.02 in respect of, arising out of or involving a claim made by any Person not a party hereto against the Buyer Indemnitee (a “Third Party Claim”), such Buyer Indemnitee must notify Seller in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Buyer Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such Third Party Claim) within ten (10) Business Days after receipt by such Buyer Indemnitee of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Seller Group Members shall have been actually and materially prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against a Buyer Indemnitee, Seller shall be entitled to participate in the defense thereof and (unless (i) a Seller Group Member is also a party to such Third Party Claim and the Buyer Indemnitee determines in good faith that joint representation would be inappropriate or (ii) Seller fails to provide reasonable assurance to the Buyer Indemnitee of its willingness and financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), if Seller so choose, to assume the defense thereof with counsel selected by Seller, which counsel must be reasonably satisfactory to the Buyer Indemnitee, by giving written notice thereof to Buyer within twenty (20) Business Days after Buyer gives notice to Seller of such Third Party Claim. If Seller assumes the defense of a Third Party Claim in accordance with this Section 9.05(b), (i) the Seller Group Members shall not be liable to the Buyer Indemnitee for any legal expenses subsequently incurred by the Buyer Indemnitee in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If Seller assumes the defense of a Third Party Claim in accordance with this Section 9.05(b), the Buyer Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense; provided, however, that the Seller Group Members shall pay the fees and expenses of separate counsel if the Buyer Indemnitee and the Seller Group Members shall have been advised by their respective counsel that (A) there may be defenses available to the Buyer Indemnitee that are different to or additional to those available to the Seller Group Members or (B) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. The Seller Group Members shall be liable for the fees and expenses of counsel employed by the Buyer Indemnitee for any period during which Seller has not assumed the defense thereof. If Seller chooses to defend or prosecute a Third Party Claim, all the Buyer Indemnitees shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon Seller’s request) the provision to Seller of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to Seller of a Third Party Claim in accordance with this Section 9.05(b) and Seller does not, within twenty (20) Business Days after such notice is given, give notice to the Buyer Indemnitee of its election to assume the defense of such Third Party Claim, the Seller Group Members will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Buyer Indemnitee. If Seller assumes the defense of a Third Party Claim, Seller shall defend such Third Party Claim diligently and in good faith to final conclusion or settlement of such Third Party Claim; provided, however, that Seller shall not settle such Third Party Claim without the consent of the Buyer Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Buyer Indemnitee, (ii) does not involve any relief other than monetary damages that are paid in full by Seller and (iii) completely, finally and unconditionally releases the Buyer Indemnitee in connection with such Third Party Claim and would not otherwise adversely affect the Buyer Indemnitee. Notwithstanding the foregoing, Seller shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Buyer Indemnitee in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Buyer Indemnitee would be entitled to indemnification under this Agreement or may otherwise adversely affect the Buyer Indemnitee, (ii) the Third Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding, (iii) the Third Party Claim involves a material commercial partner of a Group Company or (iv) the indemnification obligation of the applicable Seller Group Member(s) (after the application, if applicable, of any applicable cap) is determined in good faith by Buyer to be less than 50% of the potential maximum Damages amount of the Third Party Claim at issue.

(c) Privilege. If Seller chooses to defend any Third Party Claim, Seller shall not, without the prior written consent of the Buyer Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of a Buyer Indemnitee (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with Seller, the Buyer Indemnitee shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Buyer Indemnitee shall not be required to make available to Seller any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event any Buyer Indemnitee or any Seller Indemnitee has a claim against the Seller Group Member(s) or Buyer, respectively, under Section 9.02 (as applicable, the “Indemnifying Party”), that does not involve a Third Party Claim, the Buyer Indemnitee or the Seller Indemnitee, as applicable, shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known) and the amount or estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Buyer Indemnitee or the Seller Indemnitee, as applicable, within twenty (20) Business Days following the Indemnifying Party’s receipt of such notice that the Indemnifying Party disputes its liability to the Buyer Indemnitee or the Seller Indemnitee, as applicable, under Section 9.02, such claim specified by the Buyer Indemnitee or Seller Indemnitee, as applicable, in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Buyer Indemnitee or Seller Indemnitee, as applicable, on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(e) Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Section 9.05 and Section 11.01(c) (relating to Tax contests), the provisions of Section 11.01(c) shall control with respect to Tax contests.

9.06 Tax Treatment of Indemnification Claims. Buyer and the Seller Group Members agree to report each indemnification payment made in respect of Damages as an adjustment to the Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect.

9.07 Exclusive Remedy. Each party hereto acknowledges and agrees that, except as otherwise specifically provided in Section 11.01 (Tax Matters), Section 12.18 (Specific Performance), with respect to the Earnout Certificate or Employment Agreements, and claims of, or causes of action arising out of, fraud, (a) from and after the Closing, its sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees) with respect to any and all rights, claims, proceedings and causes of action it may have against any other party (including any Affiliate of Buyer or Seller) resulting from or relating to the subject matter of this Agreement and the Transactions, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages (including Damages), or any other recourse or remedy, including as may arise under common law) (each, a “Transaction Matter”), shall be pursuant to the indemnification provisions set forth in this Article IX, and (b) from and after the Closing, in furtherance of the foregoing, each party hereto (each on its own behalf and on behalf of the Buyer Indemnitees, in the case of Buyer, and the Seller Indemnitees, in the case of the Seller Group Members) hereby (i) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Transaction Matter, other than a contract action to recover Damages pursuant to the indemnification provisions set forth in this Article IX, and (ii) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Transaction Matters other than a contract action to recover Damages pursuant to the indemnification provisions set forth in this Article IX.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer by written notice to Seller, if (i) any of the representations or warranties set forth in Article III will not be true and correct, or if any Seller Group Member has failed to perform any covenant or agreement on the part of such Person, set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied by the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Seller; or (ii) there has been a Material Adverse Effect since the date hereof; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(b) if Buyer will have breached in any material respect its obligations under this Agreement in any manner that is reasonably expected to proximately cause the failure to consummate the transactions contemplated by this Agreement on or prior to the longest possible Outside Date;

(c) by Seller by written notice to Buyer, if any of the representations or warranties of Buyer set forth in Article IV will not be true and correct, or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied by the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Buyer; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if Seller will have breached in any material respect its obligations under this Agreement in any manner that is reasonably expected to proximately cause the failure to consummate the transactions contemplated by this Agreement on or prior to the longest possible Outside Date;

(d) by Buyer (by written notice to Seller) or Seller (by written notice to Buyer), if the Closing has not occurred on or prior to the date this is ninety (90) days after the date of this Agreement (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.01(d) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

(e) by Buyer (by written notice to Seller) or Seller (by written notice to Buyer), if a Governmental Entity of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the Parties hereunder will terminate without any liability of any Party to any other Party; provided, that, notwithstanding the foregoing (a) this Section 10.02 and Article XII hereof shall survive the termination of this Agreement and (b) no termination of this Agreement will relieve a Party from any liability arising from or relating to any (i) fraud or (ii) willful breach of a covenant by such Party prior to such termination.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Tax Matters.

(a) Liability for Taxes.

(i) The Seller Group Members shall hold harmless, indemnify and defend each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of: (A) Taxes imposed on any Group Company, or for which any Group Company may otherwise be liable, as a result of having been a member of a Company Group, (B) Taxes imposed on a Group Company, or for which a Group Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (C) Taxes imposed on a Buyer Group Member as a result of such Buyer Group Member being a United States shareholder (within the meaning of Section 951(b) of the Code) of any Group Company, to the extent such amounts are attributable to Subpart F income (within the meaning of Section 952(a) of the Code) of such Group Company arising in (or that, but for the limitation under 952(c) of the Code, would have arisen in) a taxable year of the Group Company ending on or prior to the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (D) Taxes imposed on a Seller for any taxable year or period and (E) the cost and expense (including third party costs and expenses) of preparing Tax Returns for which Buyer is responsible under Section 11.01(b) to the extent such Tax Returns relate to tax years or periods ending on or prior to the Closing Date or for which the Seller Group Members were responsible under Section 11.01(b).

(ii) For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of a Group Company for a Straddle Period, the determination of the Taxes of the Group Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Group Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Group Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill. For purposes of Section 11.01(a)(i), whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Section 951 of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code. For the avoidance of doubt, the limitations set forth in Section 9.03 shall not apply to the indemnification obligations under this Section 11.01(a).

(b) Tax Returns.

(i) The Seller Group Members, at their own cost and expense, shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Group Companies on a combined, consolidated or unitary basis with any Seller Group Member and (y) all other Tax Returns that are required to be filed by or with respect to the Group Companies on or prior to the Closing Date (including, for the avoidance of doubt, all Tax Returns with respect to which any filing deadlines have already passed as of the date of this Agreement, whether or not listed on Schedule 3.08). In each case the Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns that the Company is required to file or cause to be filed in accordance with this Section 11.01(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(ii) Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Group Companies after the Closing Date. Buyer shall give Seller, at least fifteen (15) days in advance of filing, the opportunity to review all Tax Returns required to be filed by any of the Group Companies that include periods that end on or before the Closing Date (including a Straddle Period) and shall consider in good faith any comments provided by Seller in respect of such Tax Returns. Tax deductions and other benefits attributable to the payment of Transaction Expenses and other expenses borne by Seller in connection with completion of the Transactions shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable law. Neither Buyer, Seller, nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the Transactions. Neither Buyer nor any of its Affiliates shall amend any Tax Returns relating to the Group Companies with respect to any tax period ending on or before the Closing Date or Straddle Period without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). Any refunds of Taxes of the Group Companies for any tax period ending on or before the Closing Date or Straddle Period (including any credit in lieu of a refund) shall, to the extent the Taxes in respect of which such refund was paid were borne by Seller, be for the benefit of the Seller.

(c) Contest Provisions.

(i) Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Group Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period. Within ten (10) days after the Seller’s receipt of such notice, the Seller may elect by written notice to Buyer to represent a Group Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Seller Group Members would be required to indemnify Buyer Group Members pursuant to Section 11.01(a) and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that (1) Seller shall have no right to represent any Group Company’s interests in any Tax audit or administrative or court proceeding unless Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, and (2) each Seller Group Member shall have agreed with Buyer that, as between Buyer and Seller, Seller shall be liable for any Damages that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, Seller shall not enter into any settlement or otherwise compromise any claim, assessment or audit that adversely affects the Tax liability of Buyer, the Group Companies, or any Affiliate of the foregoing for any period ending after the Closing Date without the prior written consent of Buyer.

(ii) Should Seller not elect to contest the audit, claim or assessment under Section 11.01(c)(i) above, then Buyer shall have the sole right to represent the Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Seller would be required to indemnify Buyer Group Members pursuant to Section 11.02(b) and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Buyer’s choice at Seller’s expense; provided, however, that Seller and its Representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding.

(iii) Nothing herein shall be construed to impose on Buyer any obligation to defend the Group Companies in any Tax audit or administrative or court proceeding. Subject to Section 11.01(c)(i) above, any proceeding may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Group Member’s right to indemnification under this Agreement.

(d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 12.03 (relating to sales, transfer and similar Taxes);

(ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.02(b), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Group Company;

(iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Group Companies; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Group Companies; provided, that Buyer shall only be obligated to furnish copies of such correspondence to the Company to the extent such audit or information request relates to Taxes for which the Company may be liable under the terms of this Agreement.

(e) Termination of Tax Allocation Arrangements. Any Tax Sharing Arrangement entered into by any Group Company (other than a Tax Sharing Arrangement to which the sole parties are Group Companies) shall be terminated as to the Group Companies on or prior to the Closing, and after the Closing the Group Companies shall not have any liability thereunder.

(f) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 11.01 shall survive the Closing Date indefinitely and without limitation.

11.02 Confidentiality. Each Seller Group Member shall, and cause its Affiliates and its and their Representatives to, keep confidential and not directly or indirectly use, information relating to the Group Companies, except (a) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 11.02 and (b) as required by Law or administrative process, provided, that in the case of clause (b), the applicable Seller Group Member shall, and shall cause its Affiliates and its and their Representatives to, provide Buyer with advance written notice thereof and cooperate with Buyer (at Buyer’s expense) to limit such disclosure.

11.03 Agreement Not To Compete.

(a) Each Seller Group Member understands that Buyer shall be entitled to protect and preserve the going concern value of the business of the Group Companies to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 11.03 and, therefore, for a period of five (5) years from the Closing (the “Noncompetition Period”), each Seller Group Member shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(i) engage (as an owner, partner, member, shareholder, independent contractor, director, officer, manager, employee, consultant, agent, researcher, advisor or otherwise) or otherwise participate in any Competing Business, or establish any new Competing Business, anywhere in the world, including (A) soliciting any customer or prospective customer of the Group Companies to purchase any goods or services sold, or being developed, by the Group Companies and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) above; or

(ii) solicit, recruit or hire any individual that is as of the Closing Date, or was within twelve (12) months prior to the Closing Date, an employee or independent contractor of the Group Companies, or solicit or encourage any such Person to leave the employment or service of the Group Companies.

(b) For the avoidance of doubt, the activities of and positions held by Lewicki and Siemionow, as of the date hereof, in their respective roles as investors and/or members of the board of directors of the companies set forth on Schedule 11.03(b) shall not be considered engaging in a Competing Business for purposes of Section 11.03; provided, that in the event any of such companies changes its activities and therefore becomes engaged in a Competing Business (other than to the extent any of the activities of such companies as of the date hereof may be considered engaging in a Competing Business), the provisions of this Section 11.03 shall apply, and then, for the avoidance of doubt, (i) neither Lewicki nor Siemionow may thereafter participate in the management of such company, participate in research and development of any product or service for such company, make further investments in such company or participate or engage in any other aspect of its business or affairs, and (ii) Lewicki and Siemionow shall resign from director positions they hold with such company.

(c) Section 11.03(a) shall be deemed not breached solely as a result of the ownership by any Seller Group Member or any of its Affiliates of less than an aggregate of 5% of any class of stock of a Person; provided, however, that such stock is listed on a national securities exchange.

(d) In the event of an actual breach or violation by any Seller Group Member or its Affiliates of a covenant in this this Section 11.03, the Noncompetition Period shall be tolled until such breach or violation has been duly cured.

(e) Each Seller Group Member agrees and acknowledges that the duration, scope and geographic area of the covenants described in this Section 11.03 are fair, reasonable and necessary in order to protect the Company’s goodwill and other legitimate interests of the Group Companies as those interests exist as of the date hereof. Each Seller Group Member understands that the provisions of this Section 11.03 limits the ability of such Seller Group Member and its Affiliates to invest in or otherwise be engaged with or by a business similar to the business of the Group Companies.

11.04 Release. Each Seller Group Member, on behalf of such Seller Group Member and each of such Seller Group Member’s current or former Affiliates (other than the Group Companies), shareholders, officers and directors, hereby releases and forever discharges each Group Company, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Legal Proceedings, causes of action and Orders that any Seller Group Member or any of their respective current or former Affiliates (other than the Group Companies), shareholders, officers and directors now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Seller Group Member or any of their respective current or former Affiliates (other than the Group Companies), shareholders, officers and directors, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date (in each case other than any obligations of Buyer arising under this Agreement or any Transaction Document or any obligations which by their terms are to be performed after Closing under the Real Property Leases) (collectively, the “Released Claims”). Each Seller Group Member hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based upon any Released Claim.

11.05 Leases. For a period of six (6) months following the Closing, the Seller Group Members shall cause the applicable landlords of the Leased Real Property located at ul. Kasprowicza 119E, nr lokalu 57, 01-949 Warszawa, and ul. 23 lutego 4A, 61-741 Poznań, to (a) not terminate such leases during such period and (b) waive all rent and other expenses for such leases during such period. The Seller Group Members shall cause such applicable landlords, and Buyer shall cause the applicable Group Companies, to terminate the leases for such Leased Real Property effective thirty (30) days following written notice from Buyer at any time following the Closing Date.

11.06 Transaction Bonus Agreement. Pursuant to the terms of that certain Transaction Bonus Agreement, dated February 1, 2020, between Seller and Luciano, Seller shall not pay Luciano any transaction bonus thereunder unless and until Luciano delivers a release of claims in favor of the Group Companies, in form and substance reasonably acceptable to Buyer.

11.07 Change in Name. Promptly following the Closing, Seller shall cause Holo S.A. to change its corporate name to one which does not include or bear any likeness to “Holosurgical”, and shall deliver to Buyer evidence of the same.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or the rules of a securities exchange upon which a Party’s or its Affiliate’s securities are traded (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

12.02 Expenses. Except as expressly provided herein, at the Closing, (a) Seller shall pay the Company Transaction Expenses and (b) Buyer shall pay the Buyer Transaction Expenses. Except as expressly provided herein, if this Agreement is terminated in accordance herewith, then Seller shall pay the Company Transaction Expenses and Buyer shall pay the Buyer Transaction Expenses. The filing fee required to be made in connection with the HSR Act for the Acquisition shall be paid 100% by Buyer as a Buyer Transaction Expense.

12.03 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Seller as a Company Transaction Expense.

12.04 Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) on the date sent to the recipient via email or (b) on the date following sending if sent by Federal Express or other overnight courier of national reputation, in each case as addressed to the intended recipient as set forth below.

Notices to Buyer:

Surgalign Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, IL 60015

Attn: Jonathon M. Singer

Email: jsinger@surgalign.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attn: Seth Katz and Christopher Hale

Email: skatz@sidley.com and chale@sidley.com

Notices to any Seller Group Member:

Roboticine, Inc

[***]

[***]

Attn: Kris Siemionow and Paul Lewicki

Email: [***]

with a copy to (which will not constitute notice):

Litwin Law, LLC

200 N. LaSalle Street, Suite 1550

Chicago, Illinois 60601

Attn: Jordan M. Litwin

Email: jordan@litwinlawfirm.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.05 Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Buyer or the Seller Group Members; provided, however, that Buyer may (a) assign its rights under this Agreement to any Affiliate of Buyer or to any future purchaser of Buyer or its assets or (b) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer or its Affiliates.

12.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision is invalid, illegal, or unenforceable, the parties hereto agree that such court shall have the power to, and it is their intention that such court shall, limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified, in order that the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained in this Agreement is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement shall include such party’s predecessors, successors and permitted assigns.

12.08 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Buyer and the Seller Group Members and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10 Entire Agreement. This Agreement (together with the documents and agreements to be delivered pursuant hereto), along with the schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The Confidentiality Agreement is hereby terminated as of Closing.

12.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Article IX with respect to which the Buyer Indemnitees (which shall be third party beneficiaries of this Agreement).

12.12 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.13 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

12.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement and each other Transaction Document by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the exercise of personal jurisdiction over that party (including, for the avoidance of doubt, the express and knowing waiver of any claim that the exercise of personal jurisdiction over a party incorporated in a foreign jurisdiction is not permitted under or is incompatible with Delaware or federal law or the United States Constitution), the laying of the venue of any such Legal Proceeding in any such court, or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, and without regard to any protections or procedures provided by law, treaty or otherwise. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.04 will be deemed effective service of process on such Party and expressly waives any objection to the effectiveness of such service under U.S. law or treaty.

12.17 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.18 Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent any other Party’s breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder and including the obligations set forth in Section 11.02 and Section 11.03). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.19 Further Assurances. From time to time, as and when requested by any Party, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate or confirm the Acquisition in accordance with the terms of this Agreement.

12.20 Disclosure Schedules. All schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of the Buyer’s or the Seller Group Members’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third Person concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the day and year first above written.

SURGALIGN HOLDINGS, INC.

By: /s/ Terry M. Rich
Name: Terry M. Rich
Title: President and Chief Executive Officer

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the day and year first above written.

ROBOTICINE, INC

By: /s/ Pawel Lewicki
Name: Pawel Lewicki
Title: President

HOLO SURGICAL S.A.

By: /s/ Krzysztof Borys Siemionow
Name: Krzysztof Borys Siemionow Title: President of the Management Board

By: /s/ Maksymilian Fraszka
Name: Maksymilian Fraszka
Title: Proxy of the General Meeting of Shareholders in relation to Krzysztof Siemionow

/s/ Pawel Lewicki
Pawel Lewicki

/s/ Krzysztof Siemionow Krzysztof Siemionow

[Stock Purchase Agreement]